UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________
SCHEDULE 14A INFORMATION
____________________________________________
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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____________________________________________
Avid Technology, Inc.
(Exact Name of Registrant as Specified in Its Charter)
 ____________________________________________

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March 30, 2015
Dear Stockholder,
I am pleased to invite you to attend the 2015 Annual Meeting of Stockholders of Avid Technology, Inc. The annual meeting will be held on May 12, 2015, at 8:00 a.m., PT, at 900 West 34th Street, Los Angeles, California 90089.
You will find information regarding the business to be conducted at the annual meeting in our notice of annual meeting and proxy statement. Stockholders will receive a notice of Internet availability of the proxy materials instead of a printed copy. The notice of Internet availability includes instructions for accessing the proxy materials over the Internet or requesting a printed copy of the proxy materials by mail or an electronic copy by email.
Your vote is important regardless of the number of shares that you own. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement and vote by proxy through the Internet or request, sign and return your proxy card by mail as soon as possible so that your shares may be represented at the meeting. Voting by proxy will not affect your right to attend the annual meeting and vote in person should you so choose.
If your shares are held by a broker, your broker cannot vote your shares for non-routine matters, including the election of directors and the advisory vote on executive compensation, unless you provide voting instructions. Therefore, if your shares are held by a broker, please instruct your broker regarding how to vote your shares on the election of directors and the advisory vote on executive compensation. This will ensure that your shares are counted with respect to these matters.
On behalf of the board of directors, I would like to express our appreciation for your investment in our company. I look forward to greeting many of you at the annual meeting.
Sincerely,
Louis Hernandez, Jr.
Chairman, President and Chief Executive Officer

AVID TECHNOLOGY, INC.
75 Network Drive
Burlington, MA 01803
_________________________________
NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
_________________________________

Meeting Date	May 12, 2015
Time	8:00 a.m., PT
Location	900 West 34th Street, Los Angeles, CA 90089
Proposals	(1)
To elect three Class I directors, each to serve until our 2018 annual meeting of stockholders and, as to each, until a successor is duly elected and qualified, or until earlier death, resignation or removal of the director.

(2) To approve, by a non-binding, advisory vote, the compensation paid to the company's named executive officers.
(3) To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.
Consideration will also be given to such other business as may properly come before the meeting or any adjournment thereof.
Board Recommendations	Our board of directors recommends that stockholders vote FOR each of the proposals to be considered and acted upon at the annual meeting.
Record Date	Only stockholders as of the close of business on March 13, 2015 are entitled to notice of, and to vote at, the annual meeting.

AVID TECHNOLOGY, INC.
75 Network Drive
Burlington, Massachusetts 01803
________________________________
PROXY STATEMENT
ANNUAL MEETING MAY 12, 2015
_________________________________
INFORMATION ABOUT PROXY MATERIALS, THE ANNUAL MEETING AND VOTING
Why am I receiving these materials?
On or about March 30, 2015, we have made these materials available to you on the Internet and, upon your request, have delivered printed versions of these materials to you by mail or electronic copies to you by email, in connection with the solicitation of proxies by our board of directors for use at our 2015 Annual Meeting of Stockholders to be held on May 12, 2015 at 8:00 a.m. PT, and at any postponement(s) or adjournment(s) of the annual meeting. The annual meeting will be held at 900 West 34th Street, Los Angeles, California 90089. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or submit your proxy through the Internet according to the instructions contained in the enclosed proxy card. References in this proxy statement to “we,” “us,” “the company,” “our company” or “Avid” refer to Avid Technology, Inc. and its consolidated subsidiaries.
What is included in these materials?
These materials include:

•	this proxy statement (including the Notice of 2015 Annual Meeting of Stockholders); and

•	our Annual Report to Stockholders for the year ended December 31, 2014.
What items will be voted on at the annual meeting?
Stockholders will vote on the following items at the annual meeting:

Proposal One:	the election to the board of directors of the three nominees named in this proxy statement as Class I Directors;

Proposal Two:	an advisory vote on the compensation paid to our named executive officers; and

Proposal Three:	ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.
We are not aware of any other matters to be presented at our annual meeting. However, if any other matters are properly presented, the persons designated as proxies intend to vote, or otherwise act, on those matters in accordance with their judgment.

What are the voting recommendations of the board of directors?
The board recommends that you vote your shares:

•	“FOR” each of the nominees to the board of directors (Proposal No. 1);

•	“FOR” the advisory vote on the compensation paid to our named executive officers (Proposal No. 2); and

•	“FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal No. 3).
What is the voting requirement to approve each of the proposals?

•
Election of Directors (Proposal No. 1). To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Prior to the election, each director nominee currently serving on our board delivered to the board of directors an irrevocable resignation that will become effective if (i) he or she does not receive a majority of the votes cast (with “abstentions” and “broker non-votes” not counted as a vote “for” or “against” such nominee’s election) and (ii) within 90 days following certification of the stockholder vote, the board determines to accept such resignation in accordance with our corporate governance guidelines. We will publicly disclose any such decision by the board of directors with regard to any director’s resignation.

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Other Matters. Under our amended and restated by-laws, the affirmative vote of the holders of a majority of the votes cast will be required for approval of the advisory vote on compensation paid to our named executive officers (Proposal 2) and approval of the ratification of the selection of the independent registered public accounting firm (Proposal 3). While the advisory vote on our company’s executive compensation is required by law, it will not be binding on us or our board of directors.  However, the compensation committee of our board of directors (the “Compensation Committee”) will take into account the outcome of the vote when considering future executive compensation decisions.

Who may vote at the annual meeting?
Only stockholders of record as of the close of business on March 13, 2015, the record date, are entitled to receive notice of, to attend and to vote at the annual meeting. As of the record date, there were 39,466,054 shares of our common stock, $0.01 par value per share, issued and outstanding. Stockholders are entitled to one vote per share.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
In certain sections of this proxy statement, we distinguish between stockholders of record and beneficial owners. Most of our stockholders are beneficial owners of shares held in street name.

•
Stockholders of Record. If your shares are held in your name with our transfer agent, Computershare, you are considered the “stockholder of record” of those shares. As a stockholder of record, you are receiving the notice of Internet availability or, as applicable, a printed or electronic copy of the proxy materials directly from us.

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Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by another custodian, you are considered the “beneficial owner” of those shares and the shares are held in “street name” by the broker or custodian, which is the stockholder of record. As a beneficial owner, your broker or custodian will forward to you the notice of Internet availability or, as applicable, a printed or electronic copy of the proxy materials.

How do I vote?
There are three ways to vote your shares:

•	Over the Internet. You may submit your vote over the Internet any time prior to 11:59 p.m., ET, on May 11, 2015 by following the instructions on the notice of Internet availability or proxy card.

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By Mail. You may submit your vote by mail by following the instructions on the proxy card you received. Please allow sufficient time for mailing as only proxy cards received by us prior to the annual meeting will be deemed valid and counted.

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In Person. All stockholders of record may vote in person at the annual meeting. We will give you a ballot when you arrive. Please note, however, that if you are a beneficial owner of shares held in street name, in order to vote your shares in person at the annual meeting, you must obtain a legal proxy from the stockholder of record (which is your broker or custodian) that authorizes you to do so.

If you receive more than one notice of Internet availability or multiple printed copies of the proxy materials (including multiple proxy cards), in order to vote all of your shares by proxy, you must return each proxy card or separately vote over the Internet all the shares owned by you. You may receive multiple copies of the proxy materials if, for example, you hold shares in more than one brokerage account or you are a stockholder of record and hold shares registered in more than one name.
How are proxies voted?
All shares represented by valid proxies received prior to the annual meeting will be voted and, where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
What happens if I do not return my proxy?

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Stockholders of Record. If you are a stockholder of record and do not vote over the Internet, by mailing your proxy card or by delivering your proxy to the annual meeting, your shares will not be voted unless you appear in person (or are legally represented) and vote your shares by ballot at the annual meeting.

•
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not vote over the Internet or by mailing your proxy card, under the rules of various securities exchanges, the broker or custodian that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If your broker or custodian that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or custodian will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares; this is referred to as a “broker non-vote.” A broker non-vote may also result if your broker or custodian may, but opts not to, vote your shares on a routine matter for which you have not given instructions.

What happens if I submit my vote by proxy but do not give specific voting instructions with respect to a particular proposal?
As a stockholder of record, if you sign and return a proxy card without giving specific voting instructions with respect to a particular proposal, the persons designated by us as proxies will vote your shares as recommended by our board of directors.
Which proposals are considered “routine” or “non-routine”?

•	Election of Directors (Proposal No. 1). The election of directors is considered a non-routine matter under applicable rules;

•
Advisory Vote to Approve Compensation Paid to Named Executive Officers (Proposal No. 2). The advisory vote to approve our company’s executive compensation is considered a non-routine matter under applicable rules; and

•
Ratification of the Appointment of Deloitte & Touche LLP (Proposal No. 3). The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year is considered a routine matter under applicable rules.

Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on Proposals 1 or 2. Proposal 3, regarding the ratification of the appointment of our independent registered public accounting firm, is considered a routine matter, and brokers are therefore permitted to vote shares held by them without instruction from beneficial owners.
How are abstentions and broker non-votes treated?
Abstentions and broker non-votes will not be counted as shares voting on any proposal. Assuming the presence of a quorum, abstentions and broker non-votes will not affect the voting on any of the proposals under consideration by stockholders. Abstentions and broker non-votes will, however, as stated above, be counted as present and entitled to vote for purposes of determining whether a quorum is present at the annual meeting.
Can I change my vote after I have voted?
If you vote your shares by proxy, you may revoke your proxy at any time before its exercise by re-voting over the Internet, submitting a subsequently dated proxy card, delivering a written revocation to our Corporate Secretary at our principal offices in Burlington, Massachusetts, or voting in person at the annual meeting. If you submit multiple proxies, the last proxy received by us will be the proxy used for purposes of the annual meeting. Voting by proxy will not affect your right to attend the annual meeting and vote in person should you so choose.
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
What is the quorum requirement for the annual meeting?
The holders of a majority of the shares of our issued and outstanding common stock entitled to vote at the annual meeting constitute a quorum. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote for any reason with respect to one or more of the proposals presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the annual meeting. If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.
Who will serve as the inspector of election?
Our Executive Vice President, Chief Financial Officer and Chief Administrative Officer will serve as the inspector of election.
Where can I find the voting results of the annual meeting?
The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and reported on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission, or SEC, by May 18, 2015.
How do I receive a paper copy of the proxy materials?
If you prefer to receive paper copies of the proxy materials, you can still do so. You may request a paper copy by following the instructions provided in the Notice. The Notice also provides you with instructions on how to request paper copies of the proxy materials on an ongoing basis. There is no charge to receive the materials by mail. You may request printed copies of the materials until one year after the date of the annual meeting.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about March 30, 2015, we will mail to our stockholders of record as of March 13, 2015 (other than those who previously requested electronic or paper delivery on an ongoing basis) a Notice of Meeting and Important Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K. All stockholders will have the ability to access our proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access our proxy materials on the Internet or to request printed versions are provided in the Notice. The Notice also instructs you on how to access your proxy card to vote through the Internet. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.
Who is paying for the cost of this proxy solicitation?
We will bear all costs for this solicitation of proxies. Our directors, officers and certain of our employees may solicit proxies by mail, telephone, email, facsimile or personally without additional compensation. Additionally, we have retained Morrow & Co., LLC to aid in soliciting votes for the annual meeting for a fee of $12,000 plus reasonable expenses. We are requesting that brokers and custodians forward the notice of Internet availability or, as applicable, printed copies of the proxy materials to stockholders for whom they hold shares. We will reimburse these entities for their reasonable out-of-pocket distribution expenses.
Where can I direct any questions regarding the solicitation of votes?
Please direct any questions regarding the solicitation of votes in connection with our 2015 Annual Meeting of Stockholders to Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, Connecticut 06902. Stockholders, please call (800) 607-0088. Banks and brokerage firms, please call (203) 658-9400.
What is the deadline to propose actions for consideration at the 2016 Annual Meeting of Stockholders?
In order for a stockholder proposal to be eligible to be included in our proxy statement and proxy card for the 2016 Annual Meeting of Stockholders, the proposal must be submitted to our Corporate Secretary at our principal offices in Burlington, Massachusetts, on or before November 26, 2015, and concern a matter that may be properly considered and acted upon at the annual meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, or the Exchange Act.
Under the advance notice provisions in our Amended and Restated By-Laws, stockholders are required to provide notice to our Corporate Secretary at our principal offices in Burlington, Massachusetts, of the nomination of directors or to introduce an item of business at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the anniversary date of our prior annual meeting. However, if our annual meeting is called for a date that is not within 25 days before or after the anniversary date of the prior year's annual meeting, notice by the stockholder must be received no later than the close of business on the tenth day following the earlier of either the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. For further information about our director nomination process, please see "Director Nomination Process" below.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2015:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxyvote.com

PROPOSAL 1 - ELECTION OF DIRECTORS
Proposal Summary
The first proposal for consideration at our annual meeting is the election of the three director nominees named in this Proxy Statement (“director nominees”). Our board of directors is divided into three classes, designated as Class I, Class II and Class III directors, with one class elected each year.
Members of each class hold office for a three-year term. Our board of directors currently consists of seven members, three of whom are Class I directors, two of whom are Class II directors and two of whom are Class III directors.
Class I Director Nominees. Our board of directors has, upon the recommendation of our nominating and governance committee, nominated our three current Class I directors, George H. Billings, Nancy Hawthorne and John H. Park, for re-election as Class I directors at our annual meeting. Information about our director nominees is provided below. If elected, each director nominee for Class I will serve as a director until our 2018 annual meeting of stockholders and his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each Class I nominee has indicated his or her willingness to serve if elected, but if any of the nominees should be unable or unwilling to serve, proxies may be voted for substitute nominee(s) designated by our board of directors.
Under our Amended and Restated By-Laws, directors in non-contested elections are elected by an affirmative majority of votes cast. You can vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee, however, an abstention will not count as a vote cast in the election.
Board Recommendation
Our board of directors recommends that our stockholders vote FOR the election of Mr. Billings, Ms. Hawthorne and Mr. Park.
Nominees for Class I Directors for the Three-Year Term That Will Expire at our Annual Meeting in 2018
Set forth below is information regarding each director nominee, including his or her age as of March 1, 2015 and information about his or her specific experience, qualifications, attributes or skills that led the board to conclude that he or she should serve as a director of Avid. There are no family relationships among any of our directors and executive officers.
George H. Billings, 64, became a director in March 2004. Mr. Billings has been the President of Billings & Co., a management consulting firm focused on the wireless communications and related industries, since 1987. Mr. Billings has also served as Chief Operating Officer and Chief Executive Officer of Silicon Wireless, Ltd.; Chief Operating Officer and Vice Chairman of Radio Movil Digital Americas, Inc.; General Manager of the Washington-Baltimore Cellular Telephone Company Partnership (d/b/a Cellular One); and Vice President of Corporate Development of the Communications Satellite Corporation. Mr. Billings contributes diversified skills to our board through his extensive financial, management and operational experience and is an audit committee financial expert. Mr. Billings's effective leadership qualities, strong interpersonal skills, and a collaborative attitude helps our board of directors function effectively. Mr. Billings also brings valuable insight to our company through his service on our nominating and governance committee and strategy committee and as the chair of our audit committee.
Nancy Hawthorne, 63, became a director in October 1997 and served as our lead director from January 2008 to December 2011, and assumed that role again in October 2014. Ms. Hawthorne has been a Partner of Hawthorne Financial Advisors, a financial advisory and investment firm, since June 2014. Previously, Ms. Hawthorne served as Chair and Chief Executive Officer of Clerestory, LLC; Chief Executive Officer and Managing Partner of Hawthorne, Krauss & Associates, LLC, a provider of consulting services to corporate management; and as Executive Vice President and Chief Financial Officer and Treasurer of Continental Cablevision. Ms. Hawthorne also serves as lead director and member of the audit committee, nominating and governance committee of the Metropolitan Series Fund, Inc.; as a director and member of the audit committee of Charles River Associates; and as director and member of the nominating and governance committee and audit committee of THL Credit, Inc. Ms.

Hawthorne’s financial management and outside board experience enhance her contributions to our board. She also brings a broad understanding of corporate governance and risk management to the board, which helps our board understand and focus on critical issues in these areas. Additionally, her financial expertise and experience qualify her as an audit committee financial expert. In addition to her service as lead director and a financial expert of our audit committee, Ms. Hawthorne also brings valuable insight in her role as a member of our nominating and governance committee and strategy committee. Ms. Hawthorne also offers a unique perspective, having served as our interim CEO from July to December 2007.
John H. Park, 47, served as a director of Avid from June 2007 to June 2011 and was reelected to our board in May 2012. Since November 2012, Mr. Park has been a partner at the investment management firms of Jackson Park Capital, LLC and Jackson Park Advisors, LLC. Mr. Park was a partner of Blum Capital Partners, L.P., a private equity firm and an Avid investor, from May 2004 to November 2012. Prior to joining Blum Capital Partners, Mr. Park spent 11 years with Columbia Wanger Asset Management, L.P. where he was a partner and the Portfolio Manager of the Columbia Acorn Select Fund and a Co-Portfolio Manager of the Columbia Acorn Fund. Mr. Park has also in the past served as a director of eResearch Technology, Inc. and GlenRose Instruments, Inc. Our board believes it benefits from Mr. Park’s demonstrated business acumen gained through extensive private equity and fund investment experience, experience on other public company boards of directors and participation in corporate turn-around efforts. With this experience, Mr. Park is also a valued member of our compensation committee and chair of our nominating and governance committee.
Each of our directors who has been nominated for reelection is an invaluable, active and engaged member of the board and brings important insight to our company. Considering the transformation our company has undergone over the past couple of years both as a result of changes in our executive team and our strategic vision and the remediation efforts we are undertaking following the restatement, we believe that it is valuable to have some continuity as we continue our transformation and remediation efforts.

CONTINUING DIRECTORS
Set forth below is information regarding each continuing director, including his or her age as of March 1, 2015 and information about his or her specific experience, qualifications, attributes or skills that led the board to conclude that he or she should serve as a director of Avid. There are no family relationships among any of our directors and executive officers.
Class II Directors (terms to expire at our 2016 annual meeting)
Robert M. Bakish, 51, became a director in October 2009. Mr. Bakish has served as the President and Chief Executive Officer of Viacom International Media Networks, a division of Viacom Inc., a global entertainment content company, since January 2010. Mr. Bakish is also chairman of the board of Viacom 18 (Viacom’s Indian joint venture). From January 2007 to January 2010, Mr. Bakish served as the President of MTV Networks International, another division of Viacom. From July 2004 to January 2007, Mr. Bakish was Executive Vice President, Operations, of Viacom Enterprises, a subsidiary of Viacom. Prior to that, he served as MTV Networks’ Executive Vice President and Chief Operating Officer, Advertising Sales and was chairman of the Cable Television Advertising Bureau. Previously, Mr. Bakish was a partner with Booz Allen & Hamilton in its Media and Entertainment practice. The board values the unique insights Mr. Bakish provides to the board and as a member of our strategy committee relative to the challenges, opportunities and operations of the broadcast industry, as well as his expertise in strategic planning and business development as well as in his role, since 2011, as the chair of our compensation committee.
Louis Hernandez, Jr., 48, was appointed our President and CEO in February 2013 and Chairman of our Board in October 2013. He became a director in February 2008 and served as our lead director from December 2011 until his appointment as our President and CEO. Prior to being appointed our President and CEO, Mr. Hernandez was the chairman and Chief Executive Officer of Open Solutions Inc., a provider of enterprise-wide enabling technologies for the financial services marketplace, which was acquired in January 2013 by Fiserv, Inc. Mr. Hernandez served as chairman of Open Solutions from 2000 to 2013, and as Chief Executive Officer of Open Solutions from 1999 to 2013. Prior to Open Solutions, Mr. Hernandez served as Executive Vice President and Chief Financial Officer of RoweCom Inc., an electronic commerce software vendor. Prior to joining RoweCom, Mr. Hernandez served as the Chief Financial Officer and Corporate Secretary of U.S. Medical Instruments, Inc. and worked in the business and advisory services group of Price Waterhouse LLP. Mr. Hernandez also served as a director and member of the audit and compensation committee of Unica Corporation (UNCA), HSBC North America Holdings Inc., HSBC USA Inc. and HSBC Bank USA, N.A. Mr. Hernandez has a proven track record of driving the operations and growth of technology companies in a variety of industries and has been a principal architect of our Avid Everywhere strategy. The board believes that these qualities are particularly valuable in connection with the next steps for our company. Further, as Chairman, President and CEO, he brings a unique perspective to the board.
Class III Directors (terms to expire at our 2017 annual meeting)
Elizabeth M. Daley, 71, became a director in February 2005. Dr. Daley has been Dean of the School of Cinematic Arts at the University of Southern California since 1991. Dr. Daley has extensive management and leadership experience, which includes her 20 years of experience as Dean of the University of Southern California School of Cinematic Arts, one of the most prestigious and influential film school in the world. Dr. Daley brings to our board truly unique insights into the film industry, our education market, the future of digital media, emerging trends in digital media and our customers. Dr. Daley is one of the most widely recognized and respected women in our industry. She has been honored by American Women in Radio and Television and received the Women in Film Business Leadership Award, acknowledging extraordinary contributions by women behind the camera. Dr. Daley is an active and engaged board member, who makes frequent and valuable contributions to board discussions and decisions, and is a valued member of our audit committee and compensation committee.
Youngme E. Moon, 50, became a director in September 2005. Dr. Moon has been Senior Associate Dean for Strategy and Innovation and the Donald K. David Professor of Business Administration at Harvard Business School, where she has been on the faculty since 1998. Prior to that, Dr. Moon was a professor at the Massachusetts Institute of Technology. Dr. Moon also serves on the board of directors of zulily, the Honest Company, Handy and Blade and serves as a member of the audit and nominating and governance committee of zulily. Dr. Moon’s expertise in innovative consumer and other marketing strategies, in addition to her other business insights, adds significant value to board discussions and our strategy committee. She is also a valued member of our nominating and governance committee and compensation committee.

DIRECTOR COMPENSATION
Our company uses a combination of cash and equity-based compensation to attract and retain individuals to serve on our board. We only compensate outside directors for their service on our board. An outside director is a member of our board who is not:

•	an employee of our company or any subsidiary of our company;

•	a significant stockholder, meaning the beneficial owner of 10% or more of our outstanding common stock; or

•	a controlling stockholder, member or partner of a significant stockholder.
Mr. Hernandez did not qualify as an outside director during fiscal year 2014 as he is our President and CEO; accordingly, he did not receive any compensation for his service on our board.
In February 2014, our board approved cash compensation, effective January 1, 2014, for our outside directors as set forth below:

	Lead Director	Chair	Other Members
	Retainer	Retainer	Retainer
Board of Directors	$80,000	$80,000(1)	$50,000
Audit Committee	—	26,000	12,000
Compensation Committee	—	18,750	9,000
Nominating and Governance Committee	—	12,500	5,250
Strategy Committee	—	18,750	9,000

(1)	As of Mr. Hernandez's appointment as Chairman of our board in October 2014, no fee is paid for the board chairman position.
In addition to the cash compensation described above, outside directors are entitled to receive equity compensation. At our 2014 annual meeting of stockholders on October 29, 2014, our stockholders approved our 2014 Stock Incentive Plan, and as of that date equity awards to outside directors were granted under the 2014 Stock Incentive Plan. For a description of these grants please see "Director Compensation Table for Fiscal Year 2014" below. Previously, outside directors received equity compensation under our 1993 Director Stock Option Plan, as amended, our 2005 Stock Incentive Plan, as amended, and our Amended and Restated 2005 Stock Incentive Plan.
Our board reviews equity compensation for outside directors periodically.
Under our 2014 Stock Incentive Plan, we may grant options, restricted stock, restricted stock units, or a combination of these awards upon an outside director’s initial election to our board of directors and annually for his or her continued service on the board. The 2014 Stock Incentive Plan limits the “expected value” of these awards to a dollar amount determined by our compensation consultant based on a review of compensation paid by peer companies; this dollar amount for any award may not exceed $230,000 as of the date of grant. The expected value of an option or SAR is the value of the award on the date of grant, as determined by our board of directors using a reasonable valuation method. The expected value for restricted stock and restricted stock units is the fair market value of our common stock covered by the award on the date of grant.
Stock options granted to outside directors generally vest in full on the first anniversary of the date of grant. Restricted stock and restricted stock units granted to outside directors may not vest before the first anniversary of the date of grant, except in extraordinary circumstances (including a director’s death or disability, a director’s attainment of mandatory retirement age or retirement following at least seven years of service, certain corporate transactions, and other nonrecurring significant events that affect us, a director, or the 2014 Stock Incentive Plan). However, to account for the fact that no equity awards were made in 2013, and that the annual meeting of stockholders held in 2014 was held in October, the annual awards made to our continuing directors in 2014 included both (a) a grant of 7,500 restricted stock units granted on account of board service in 2013, which was fully vested upon grant, and (b) a grant of 11,386 restricted stock units granted on account of board service in 2014, which vests upon the earlier of the date of our annual meeting of stockholders in 2015 or May 31, 2015. Options granted under our 1993 Director Stock Option Plan, as amended, have a term of six years; options granted under our 2005 Stock Incentive Plan have a term of ten years; options granted under our Amended and Restated 2005 Stock Incentive Plan have a term of seven years; and options granted under the 2014 Stock Incentive Plan have a term of ten years.
Director Compensation Table for Fiscal Year 2014
The following table sets forth a summary of the compensation we paid to our directors for service on our board in 2014.

Name	Year	Fees Earned or Paid in Cash{1)	Restricted Stock Unit Awards(2)	Option Awards		Total
Robert M. Bakish	2014	$76,054	$190,749	$—		$266,803
George H. Billings	2014	$117,470	$190,749	$—		$308,219
Elizabeth M. Daley	2014	$71,000	$190,749	$—		$261,749
Nancy Hawthorne	2014	$73,948	$190,749	$—		$264,697
Youngme E. Moon	2014	$67,480	$190,749	$—		$258,229
David B. Mullen(3)	2014	$242,087	$—	$—		$242,087
John H. Park	2014	$65,492	$190,749	$50,028	(4)	$306,269

(1)	Cash amounts included in the table above represent the portion of the annual board/committee member fees and board/committee chair fees earned during our 2014 fiscal year.

(2)
Includes (a) 7,500 restricted stock units that are fully vested, and (b) 11,386 restricted stock units that vest on the earlier of our 2015 annual meeting of stockholders or May 31, 2015. The amount shown represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, of restricted stock unit awards granted to each of our outside directors in 2014. The grant date fair value was determined by multiplying the total number of shares of common stock underlying the restricted stock units by $10.10 , the closing price of our common stock on NASDAQ on the grant date, October 29, 2014. As of December 31, 2014, the outside directors held the following unvested restricted stock units: Mr. Bakish 11.386; Mr. Billings, 11.386; Dr. Daley, 11.386; Ms. Hawthorne,11.386; and Dr. Moon,11.386 Please see Note L, “Capital Stock,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 regarding the assumptions and methodologies used to value these restricted stock units.

(3)
Mr. Mullen did not stand for re-election to the board at our 2014 annual meeting of stockholders. In connection with the end of his service on the board, and in recognition of the substantial work and longstanding service performed by him while serving as one of our directors as well as the fact that we did not make any annual equity grants to or directors in 2013as contemplated under our 2005 amended and restated stock incentive plan, he received a one-time cash bonus of $171,583.

(4)
At the time of his appointment to our board in November 2012, Mr. Park was determined not to be an outside director and did not receive compensation for his service on our board. In 2013, as a result of changes in Mr. Park's relationship with one of our stockholders, the board determined that Mr. Park was an independent director as of November 15, 2012, and entitled to compensation as an outside director. However, due to the restatement, no equity awards were made to him in connection with such determination. Subsequently, in May 2014 he was granted an option to purchase 15,000 shares of our common stock, valued at $50,028, which represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, of options granted to each of our outside directors in 2014. The grant date fair value was determined by using the Black-Scholes option pricing model. Please see Note L, “Capital Stock,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 regarding the assumptions and methodologies used to value these options.

Stock Ownership Requirements for Outside Directors
Our board adopted stock ownership requirements for outside directors, which are intended to further align the interests of our outside directors with those of our stockholders. Under the current requirements, our outside directors are expected to hold at least 18,000 shares of common stock within three years of becoming an outside director. For purposes of these requirements, stock ownership includes:

•	stock owned outright, including stock owned jointly with a spouse or separately by a spouse and/or children;

•	shares held in a trust for the economic benefit of the outside director or his or her spouse or children;

•	restricted stock and restricted stock units; and

•	shares underlying fully-vested options.
All of our outside directors who have served on our board for up to three years have met our stock ownership requirements. See the section of this proxy statement entitled "Beneficial Ownership Information - Security Ownership of Certain Beneficial Owners and Management" for more detailed information on the beneficial ownership of our directors.
EXECUTIVE OFFICERS
Our executive officers are elected annually by the board and serve at the discretion of the board. Our current executive officers and their ages as of March 1, 2015, are as follows:

Executive Officer	Age	Position(s) with our company
Louis Hernandez, Jr.	48	Chairman, President and Chief Executive Officer
John W. Frederick	51	Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Christopher C. Gahagan	51	Senior Vice President of Products and Technology
Jeff Rosica	53	Senior Vice President of Worldwide Field Operations
Jason A. Duva	42	Vice President, General Counsel and Corporate Secretary
Rick Lowenstein	52	Senior Vice President of Customer Success and Professional Services
Louis Hernandez, Jr. is our Chairman, President and CEO. Please see “Continuing Directors” above for Mr. Hernandez’s biography.
John W. Frederick served as our Chief of Staff from February 2013 to April 2013, and has served as our Executive Vice President, Chief Financial Officer and Chief Administrative Officer since April 2013. From November 2009 until joining Avid, Mr. Frederick was Executive Vice President and Chief Financial Officer of Open Solutions, Inc., a technology provider to financial institutions worldwide, which was acquired in January 2013 by Fiserv, Inc. During the period October 2006 to October 2007, Mr. Frederick served first as interim Chief Financial Officer and then as Chief Financial Officer of SafeNet, Inc., a global encryption security company. After a brief transition in connection with the acquisition of SafeNet, he rejoined SafeNet as Chief Financial Officer in November 2007 and served as such until August 2009. Additionally, he held a variety of senior financial, business planning, and analysis roles at organizations including AlliedSignal, now Honeywell, Time Warner, and Sunbeam Corporation. Early in his career he also served in the audit practice of Coopers & Lybrand, now part of PricewaterhouseCoopers.
Christopher C. Gahagan has served as our Senior Vice President of Products and Technology since July 2009. From March 2002 and until the time he joined us, Mr. Gahagan served in various capacities at EMC Corporation, a provider of storage systems, software and services to support information storage and management strategies, most recently as Senior Vice President and General Manager of the Resource Management Software group. Prior to EMC, he held senior management positions at BMC Software, Inc., Sterling Software, Inc. and Spectra Logic Corporation. Mr. Gahagan began his career as a member of the technical staff at Hewlett Packard Company.
Jeff Rosica has served as our Senior Vice President of Worldwide Field Operations since January 2013. From early 2002 until joining us, Mr. Rosica served in various capacities with Grass Valley, LLC, a broadcast equipment supplier, most recently as Executive Vice President, Chief Sales and Marketing Officer. Prior to that, Mr. Rosica was Vice President and General Manager of Phillips Broadcast from 1996.
Jason A. Duva has served as our Vice President, General Counsel and Corporate Secretary since October 2011. Mr. Duva joined Avid in 2005 as Corporate Counsel and from 2008 to 2011 served as Assistant General Counsel. Prior to joining Avid, Mr. Duva worked at the law firm of Testa, Hurwitz & Thibeault LLP.
Rick Lowenstein has served as our Senior Vice President of Customer Success and Professional Services since January 2014. Mr. Lowenstein has an extensive background in strategy development and business operations at software and technology companies of all sizes and stages of maturity from startup to Fortune 500. Prior to joining us, Mr. Lowenstein was Vice President of Consulting for Adobe Systems, where he managed the Americas enterprise consulting practice for all Digital Marketing products. Before Adobe, Mr. Lowenstein held positions as Executive Vice President of Global Services for Deltek; and Vice President of Professional Services for Agile Software, Workscape and PeopleSoft.

GOVERNANCE OF THE COMPANY
We are committed to ensuring the highest standards of corporate governance. Some examples of this commitment are set forth below:

•	Our board consist of seven members, six of whom are independent directors within the meaning of NASDAQ’s listing standard.

•	All members of our board’s committees are independent directors.

•	We have an independent lead director.

•
We have corporate governance guidelines that are published on our website at ir.avid.com, which among other things, lay out the responsibilities and qualification standards for directors, the criteria for director nominations, the board meeting process, our directors’ access to officers and employees and independent advisers, and the duties of our chairman and, if applicable, lead director.

•
Our corporate governance guidelines also require our directors to limit the number of other public company boards on which they serve so that they are able to devote adequate time to their duties to the company.

•
Our corporate governance guidelines require that any nominee for director who does not receive a majority vote in an uncontested election must promptly tender his or her resignation to the board, which will consider whether to accept the resignation.

•
We have stock ownership guidelines for our CEO, our other executive officers and our non-employee directors that are described in this proxy statement under “Other Practices, Policies and Guidelines - Stock Ownership Requirements” and “Director Compensation - Stock Ownership Requirements for Outside Directors.”

•	Our independent directors hold regularly convened meetings without management present.

•	Independent directors approve director nominations and executive officer compensation.

•	Our audit committee reviews and approves all related-party transactions.

•	We have a code of business conduct and ethics which is distributed annually to our employees.

•	Waivers of our code of business conduct and ethics given to our executive officers or directors must be approved by our board of directors and disclosed publicly.
Corporate Governance Guidelines
The board has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interest of our stockholders, and a code of business conduct and ethics that applies to all of our employees, officers and directors. Our corporate governance guidelines address, among others, the responsibilities and qualification standards for directors (including a policy for holdover directors), the criteria for director nominations, the board meeting process, our directors’ access to officers and employees and independent advisers, and the duties of our chairman and if applicable lead independent director. Our corporate governance guidelines can be accessed from the corporate governance page in the investor relations section of our website at http://ir.avid.com.
Board Leadership Structure
The board oversees our president and chief executive officer and other senior management in the competent and ethical operation of the company and assures that the long-term interests of the stockholders are being served.
The board periodically reviews its leadership structure to determine whether the roles of chairman and chief executive officer should be separated or combined based on its judgment as to the structure that best serves the interests of our company and our stockholders. In October 2014, Mr. Hernandez, our President and CEO, was appointed as the chairman of our board. Simultaneously, Ms. Hawthorne was appointed as lead director. The board decided to appoint Mr. Hernandez as chairman because it believes that combining the roles will increase efficiency and provide strong, centralized leadership for our company. Combing the roles of President and CEO on the one hand and chairman on the other hand allows Mr. Hernandez to leverage his in-depth knowledge of both the operations of the business, as well as the strategic opportunities and challenges facing us. Ms. Hawthorne has been appointed as independent lead director, bringing balance to the board and ensuring that the board will continue to provide strong, independent oversight.
The chairman of the board chairs and presides over meetings of the board and serves as a liaison between the directors and management.
Risk Oversight
The Board's Role
Risk is an integral part of board deliberations throughout the year. Management is responsible for the day-to-day management of risks our company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. A fundamental part of risk oversight is to understand the risks that we face, the steps management is taking to manage those risks and to assess our appetite for risk. Risk management systems, including our internal auditing procedures, internal controls over financial reporting and corporate compliance programs, are designed in part to inform management about our material risks. The board believes that full and open communication between management and the board are essential for effective risk management and oversight. The board and its committees receive regular presentations from senior management on strategic matters involving our operations and areas of material risk to our company, including operational, financial, legal, regulatory, and strategic risks, among others. The board and its committee also discusses with management strategies, financial performance, legal developments, key challenges and risks and opportunities for our company. The involvement of the board in the oversight of our strategic planning process is a key part of its assessment of the risks inherent in our corporate strategy. Our management uses an enterprise risk management process to identify and assess, and, to the extent practicable, manage and mitigate material risks to our company.
While the board oversees the risk management process, our board’s committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee focuses on financial risk, including the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and governance committee manages risks associated with corporate governance, board organization, membership and structure.
Compensation Risk Assessment
At the compensation committee’s direction, our Senior Vice President of Human Resources and other members of the human resources and finance departments, in conjunction with our inside legal counsel, assisted in a risk assessment of our compensation programs for 2014, including our executive compensation programs. Based on this assessment, we believe that our compensation programs’ design promotes the creation of long-term value and discourages behavior that leads to excessive risk. The compensation committee reviewed and discussed the assessment, and the compensation committee concurred with management’s assessment, that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our business.
Director Independence
The board is composed of a majority of “independent” directors, and all of the board’s committees are composed entirely of “independent” directors, as such term is defined in NASDAQ's listing standards. The board has determined that the following directors, all of whom served during 2014 (with Mr. Mullen resigning from the board in connection with the 2014 annual meeting of stockholders in October 2014), are “independent,” according to the above definition: Robert M. Bakish, George H. Billings, Elizabeth M. Daley, Nancy Hawthorne, Youngme Moon, David B. Mullen, and John H. Park. Mr. Hernandez is not considered independent since he serves as our CEO and President.
In addition, the audit committee is composed entirely of “independent” directors, as such term is defined in Rule 10A-3 under the Exchange Act, as no member of the audit committee accepts directly or indirectly any consulting, advisory or other compensatory fee from the company other than their director compensation, or otherwise has an affiliate relationship with the company. Also, the members of the compensation committee each qualify as independent under NASDAQ standards and Rule 10C-1 under the Exchange Act. Under these standards, the board considered that none of the members of the compensation committee accepts directly or indirectly any consulting, advisory or other compensatory fee from the company other than their director compensation, and that none have any affiliate relationships with the company or other relationships that would impair the director’s judgment as a member of the compensation committee.
Board Meetings
Our board met seven times in 2014. The board and certain committees also engaged in other discussions and actions during 2014 apart from these meetings. The non-management directors, all of whom are independent, met in an executive session chaired by either the chairman of the board or the lead director at the conclusion of every regularly scheduled board meeting and at such other board and committee meetings as the independent directors elected. During 2014, each of our directors attended at least 75 percent of the total number of meetings of the board of directors and all committees of the board of directors on which he or she served.
While we encourage our directors to attend our annual meetings of stockholders, we do not have a policy requiring their attendance. All of our then-serving directors attended our 2014 annual meeting of stockholders.
Board Committees
Our board has a standing audit committee, compensation committee, nominating and governance committee and strategy committee. Each committee operates under a charter that has been approved by our board. Each committee reviews its charter periodically and recommends any proposed revisions to our board for approval. The charters of the audit committee, the compensation committee and the nominating and governance committee can be accessed from the corporate governance page in the investor relations section of our website at http://ir.avid.com. Members of each committee are generally elected by our board upon recommendation from our nominating and governance committee. Committee meetings may be called by the chair of a committee, our chairman and, if applicable, our lead independent director. Each of the committees is authorized to retain independent legal, accounting and other advisors, and to approve compensation for their services.
The table below provides current membership information regarding the board and board committees as of the date of this proxy statement. Each of the committees is comprised solely of independent directors, as defined by NASDAQ listing standards.

Independent Director	Audit	Compensation	Nominating and Governance	Strategy
Robert M. Bakish		Chair		x
George H. Billings	Chair		x	x
Elizabeth M. Daley	x	x
Nancy Hawthorne(1)	x		x	x
Youngme E. Moon		x	x	Chair
John H. Park		x	Chair
(1) In connection with Mr. Hernandez's appointment as chairman of our Board on October 29, 2014, Ms. Hawthorne was appointed lead director.
Audit Committee
Our board has determined that each of Mr. Billings and Ms. Hawthorne qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. In addition, our board has determined that the members of our audit committee meet the additional independence criteria required for audit committee membership under Rule 10A-3 under the Exchange Act.
The audit committee’s responsibilities include:

•	appointing, as well as approving the compensation and assessing the independence of, our independent registered public accounting firm;

•
overseeing the work of our independent registered public accounting firm, including reviewing certain reports required to be made to the audit committee by the independent registered public accounting firm;

•	overseeing the work of our internal audit function, including approving the internal audit annual plan submitted by our internal auditors;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing, approving and ratifying related person transactions;

•	monitoring our internal controls over financial reporting, disclosure controls and procedures; and

•	meeting independently with our internal auditing staff, our independent registered public accounting firm and management.
Our audit committee met seven times in 2014.
Compensation Committee
Our compensation committee oversees the design and development of our executive compensation programs and determines CEO compensation consistent with the overall objectives of the program, as described below. The compensation committee also approves compensation for the other named executive officers ("NEOs"). In addition, all members of the compensation committee were independent directors under under Rule 10C-1 under the Exchange Act.
The compensation committee’s responsibilities include:

•	administering our executive officer compensation and bonus programs;

•	determining the CEO’s compensation;

•	approving compensation for other NEO’s

•	annually reviewing and approving an appropriate peer group against which executive compensation is compared;

•	annually reviewing and approving corporate financial performance goals and individual performance goals relevant to the compensation of our executive officers;

•	evaluating the performance of our CEO;

•	administering our equity incentive plans and other long-term incentive plans;

•	reviewing and discussing the Compensation Discussion and Analysis and recommending it for board approval;

•	evaluating compensation policies and practices in relation to risk management; and

•	reviewing and making recommendations to our board with respect to director compensation.
Our compensation committee met nine times in 2014.
Compensation Committee Interlocks and Insider Participation. No member of the compensation committee is, or has ever been, an officer or employee of the Company. Furthermore, during 2014, none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions) or as a director of another entity where an executive officer of such entity served on our compensation committee or board.
For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Executive Compensation - Compensation Discussion and Analysis” below.
Nominating and Governance Committee
The nominating and governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board;

•	recommending to our board persons to be nominated for election as directors and to each of the committees of our board;

•	developing and recommending to our board corporate governance principles; and

•	overseeing an evaluation of our board.
Our nominating and governance committee met five times in 2014.
Strategy Committee
The strategy committee’s responsibilities include reviewing, evaluating and making recommendations to our board with regard to potential strategic opportunities. Our strategy committee did not meet formally in 2014.
Director Nomination Process
The process followed by our nominating and governance committee to identify and evaluate director candidates consists of reviewing recommendations from members of our board, search firms that we engage from time to time, and others (including stockholders) and evaluating biographical and background information relating to potential candidates.
In considering whether to recommend a particular candidate for inclusion on our board’s slate of recommended director nominees, including existing directors, our nominating and governance committee considers the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience and commitment to participate as a director, as well as the diversity of our board and conflicts of interest that would impair the candidate’s ability to act in the interests of all stockholders. Our nominating and governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for all prospective nominees. Our corporate governance guidelines also provide that the nominating and governance committee will review with the board the requisite skills and criteria for new board members as well as the composition of the board as a whole, including the consideration of diversity, age, skills, experience, geographic representation, gender, race and national origin, and other experience in the context of the needs of the board. Our nominating and governance committee treats diversity as one of the criteria to be considered by the committee, but has not adopted any formal or informal diversity policy. Our nominating and governance committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities. Our nominating and governance committee monitors the qualification, composition and diversity of our board through the board evaluation process.
Our Amended and Restated By-Laws require stockholders to provide notice to Avid of the nomination of directors not less than 90 days nor more than 120 days prior to the anniversary date of our prior annual meeting. However, if our annual meeting is called for a date that is not within 25 days before or after the anniversary date of the prior year’s annual meeting, notice by the stockholder must be received no later than the close of business on the tenth day following the earlier of either the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made.
Our Amended and Restated By-Laws require a stockholder proposing a director nomination to accompany the request with certain additional information concerning the stockholder and the nominee(s) proposed, including, among other things, (i) biographical and stock ownership information (including derivative and hedging interests as to our common stock) of the proponent stockholder and the nominee(s) (and certain affiliates or associates of each of the proponent stockholder and the nominee(s)), (ii) arrangements and understandings (including financial arrangements and compensation) between the proponent stockholder (and certain affiliates or associates of the proponent stockholder) and any other person, including the nominee(s), with respect to our common stock, and (iii) any other information relating to the proponent stockholder or the nominee(s) that would be required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act.
Stockholders may recommend an individual to our nominating and governance committee for consideration as a potential director candidate by submitting the individual’s name, together with the information referred to above, to the Nominating and Governance Committee, Avid Technology, Inc., c/o Corporate Secretary, 75 Network Drive, Burlington, Massachusetts 01803, or by email to Avid.Secretary@avid.com.
Assuming that appropriate biographical and background material has been provided on a timely basis, our nominating and governance committee evaluates stockholder-recommended candidates by substantially following the same process, and considering the same criteria, as it follows for candidates submitted by others. If our board decides to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy materials for the next annual meeting.

Board Evaluation
Our governance and nominating committee leads the board in a periodic evaluation of its performance as a board of directors. Our corporate governance guidelines provide that the board annually evaluate its performance to determine whether the board, its committees and its individual members are functioning effectively. The board's 2014 evaluation focused, among others, on assessing (i) the composition of our board and committees, (ii) the tools provided to our board by management to allow for a meaningful discussion, (iii) the structure of our board and committee meetings, (iv) communication among board members and with management and external advisors, and (v) the board's risk oversight responsibilities.
Related Person Transaction Policy
Our board has adopted a written policy and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, or 5% stockholders (or their immediate family members), whom we refer to as “related persons,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” he or she must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review is not practicable, our audit committee may ratify the related person transaction. Any related person transactions that are ongoing in nature will be reviewed annually by the audit committee.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our audit committee will review and consider:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the transaction;

•	the approximate dollar value of the related person’s interest in the transaction;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the terms of the transaction are no less favorable to our company than terms that could be reached with an unrelated third party;

•	the purpose, and the potential benefits to our company, of the transaction; and

•
any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if it determines that, under the circumstances, the transaction is not inconsistent with our company’s best interests. During the periods reported, there were no related person transactions.
Communication with our Board of Directors
Our board of directors will give appropriate attention to written communications that are submitted by our stockholders, and will respond if and as appropriate. Our chairman, with the assistance of our General Counsel, is primarily responsible for communications with stockholders and for providing copies or summaries of those communications to our other directors. Stockholders who wish to send communications to our board of directors should address those communications to the Board of Directors, Avid Technology, Inc., c/o Corporate Secretary, 75 Network Drive, Burlington, Massachusetts 01803, or by email to Avid.Secretary@avid.com.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides information regarding our executive compensation philosophy, the elements of our executive compensation program and the factors that were considered in making compensation decisions for our NEOs. The following executive officers were our NEOs for fiscal 2014:

•	Louis Hernandez, Jr., Chairman, President and Chief Executive Officer;

•	John W. Frederick, Executive Vice President, Chief Financial Officer, and Chief Administrative Officer;

•	Christopher C. Gahagan, Senior Vice President of Products and Technology;

•	Jeff Rosica, Senior Vice President of Worldwide Field Operations; and

•	Jason A. Duva, Vice President, General Counsel and Corporate Secretary.
Executive Summary
Business Transformation since 2013
We began a significant business transformation in early 2013 with changes to our management team, including the appointment of Louis Hernandez, Jr. as our President and CEO, John W. Frederick as our Executive Vice President, Chief Financial Officer and Chief Administrative Officer, and Jeff Rosica as our Senior Vice President Worldwide Field Operations.
Among the first tasks of our new executive team, was to conduct a rigorous evaluation of our company’s strategy, operations and culture. This included conducting an intensive quantitative and qualitative analysis of our business and our market. Informed by the results of this analysis, we embarked on an operational transformation designed to make our company more strategically aligned with the industry and more operationally efficient and to address cultural challenges. We formulated a strategic vision with a goal of addressing the most critical business issues faced by our clients by leveraging our core strengths while delivering higher, more sustainable earnings and growth.
We believe we have executed on the first phases of our transformation and are now focusing on creating long-term shareholder value through the three pillars of our strategic vision:

•
Avid Everywhere, which was introduced in April 2013, to integrate existing products onto one single platform. From that platform we intend to launch new products that are more strategically relevant to the market and can be used as a basis for growth through cross-selling and up-selling high-margin products and accessing a growing market through subscription and cloud offerings;

•	The Avid Advantage, which complements Avid Everywhere by offering a new standard in service, support and education to enable our customers to derive more efficiency from their Avid investment; and

•
The Avid Customer Association, or ACA, which was created in September 2013, and is an association run for and by a dedicated group of media community visionaries, thought leaders and users. The ACA is designed to provide essential strategic leadership to the media industry, facilitate collaboration between Avid and key industry leaders and visionaries, and deepen relationships between our customers and us.

As a part of our focus on profitable growth, we have also executed on significant cost saving initiatives.
During this business transformation, we also completed the accounting evaluation commenced in early 2013, restated our consolidated financial statements for the year ended December 31, 2011 and became current with our SEC reporting obligations. Our common stock was relisted on NASDAQ on December 8, 2014.
During this transformation, our compensation committee has focused on designing our executive compensation programs to align with shareholder value and ensure that we are focused on executing on our transformation to create shareholder value.

2014 Financial Performance Achievements
Our business transformation and strategy has focused on creating sustainable EBITDA growth by stabilizing our bookings, focusing on selling higher profit products and services and executing on opportunistic cost savings programs.
We believe that the business transformation has started to be reflected in our 2014 financial performance, as highlighted by the following achievements in 2014:

•	bookings(1) stabilized (with the fourth quarter being the highest bookings quarter since 2011);

•
Adjusted EBITDA(2) of $72.3 million reflected a shift to higher margin products, bookings that converted more profitably to Adjusted EBITDA, an accelerating adoption of the platform, cloud and subscription offerings and continued cost reduction efforts; and

•
Adjusted EBITDA converted to free cash flow(3) at a rate of 18%, which is more than double the conversion rate of 2013; and, in the fourth quarter of 2014, we had the highest quarterly free cash flow generation since 2012.

(1) Bookings is an operational metric which is defined as the amount of revenue we expect to earn from an agreement between Avid and a customer for goods and services over the course of the agreement.
(2) Adjusted EBITDA is a Non-GAAP measure we define as net income or loss before interest, taxes, depreciation, stock based compensation and amortization adjusted for certain non-operating charges, such as restructuring, mergers and acquisitions and management change expenses (among others).
(3) Free cash flow is a Non-GAAP measure we define as operating cash flow less capital expenditures where operating cash flow excludes certain non-operating charges such as restructuring, mergers and acquisitions and management change expenses (among others).
Our 2014 financial achievements were particularly notable given we had to overcome approximately $33 million of lower revenue and related earnings from lower pre-2011 deferred revenue amortization. This $33 million revenue and pre-tax earnings headwind resulted from the adoption of a new revenue recognition accounting standard which was adopted in the 2011 fiscal reporting period.
Led by our management team, our company has already achieved many critical financial and strategic milestones, which factored into the compensation decisions made by our compensation committee in 2014.

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2014 Say-on-Pay Vote
In October 2014, our stockholders approved the say-on-pay proposal with 89.4% percent of the votes cast in favor of our executive compensation program, a significant improvement in the approval rate from our previous say-on-pay vote in 2012. Our compensation committee has continued to assess our executive compensation to further align the compensation programs with the creation of long-term stockholder value, as evidenced by, among other things, the structure of our 2015 Annual Executive Bonus Plan (described below) and the elimination of a legacy tax gross up in 2015.
2014 Executive Compensation Program Highlights
Highlights of our 2014 executive compensation program include:

•
Long Term Incentives. Our practice is to provide a significant portion of our executive compensation in the form of equity awards, which align with the creation of stockholder value. In 2014, we resumed using equity awards, which we had suspended in 2013 while we reviewed the circumstances surrounding the restatement and evaluated our compensation programs in the context of the changes in our management in 2013. As a result, in 2014, our NEOs received more than 60% of their total direct compensation (base salary, annual cash incentive compensation and grant date fair value of equity awards) in the form of equity awards.

•
A Majority of Executive Compensation is Tied to Performance. The compensation committee structures our executive compensation packages with a smaller portion being paid in base salary and significant portion being awarded in bonus tied to the achievement of pre-determined financial and operational metrics or in the form of equity grants.

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Annual Executive Bonus Plan. We continue to evaluate our incentive plans against our company's financial performance. The business transformation that was initiated during 2013, as well as the progress of the restatement process, provided the compensation committee with more visibility regarding our expected financial performance when designing our 2014 Annual Executive Bonus Plan ("2014 Executive Bonus Plan"). Consequently, the compensation committee determined in 2014 to return to more traditional metrics for our 2014 Executive Bonus Plan. The metrics include the financial metrics of free cash flow and Adjusted EBITDA as well as the operational metric of bookings. The compensation committee chose these metrics because it wanted the performance of our executives to be measured against financial and operational metrics that we use internally to measure our company’s performance, which we believe help drive improved stockholder value. The compensation committee believes that using a combination of these metrics, instead of a single metric, provides a more efficient way to measure our executive team's ability to create sustainable EBITDA growth, particularly during a time when EBITDA growth is further challenged by the run off from the amortization of non-cash deferred revenue from pre-2011 transactions.

•
Aligning Long-Term Incentives with our Financial Results. The accounting expression of our business activities materially changed as a result of the restatement of our financial statements and our adoption of a new accounting model. This meant that the target performance levels for the performance metrics we used for previously granted and outstanding awards no longer bore a meaningful relationship to our company's performance. Consequently, following the completion of the restatement in 2014, our compensation committee determined to modify the previously granted but unexercised equity grants from performance-based to time-based vesting with a performance-based acceleration feature.

•
Limited Base Salary Increases. In 2014, Messrs. Hernandez and Duva were the only NEOs who received a 7.7% increase in base salary. Mr. Hernandez's base salary was increased based on individual performance, particularly considering the execution against our strategic vision, positioning him in rough alignment with the 75th percentile of the Avid Peer Group and published industry survey data. Mr. Duva's salary was increased considering his individual performance and his compensation position relative to market. Following this increase, Mr. Duva’s salary approximated the 25th percentile of the Avid Peer Group and published industry survey data.

•
Limited Discretionary Bonuses. When the restatement was complete, our compensation committee increased the payments under the remediation bonus plan ("2013 Remediation Bonus Plan") we adopted in 2013 (a portion of which was awarded to our NEOs) in recognition of the restatement process being more complex and impacting more periods than anticipated when the 2013 Remediation Bonus Plan was originally implemented. Other than an aggregate $280,000 increase of payments under the 2013 Remediation Bonus Plan, we did not award any discretionary bonuses in 2014.

Good Governance in our Executive Compensation Programs and Practices
The following highlights examples of good corporate governance incorporated in our executive compensation programs:

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Independent Compensation Consultant. The compensation committee engaged an outside, independent executive compensation consultant, Pearl Meyer & Partners ("PM&P"), to advise and counsel on key compensation decisions and actions during 2014.

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Significant Performance-Based Awards Balanced Over the Short-Term and Long-Term. Our compensation programs focus on pay-for-performance, and reward management for achievement of our annual performance goals, which are specifically designed to enhance stockholder value. Our program uses short- and long-term compensation arrangements, many of which are payable only if certain financial business objectives are achieved.

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No Guaranteed Bonuses, Limited Perquisites. We do not offer guaranteed performance bonuses and we provide few fringe benefits. We do not offer company planes, car allowances, personal security (other than for travel and lodging, where appropriate), financial planning advice, tax preparation services or club memberships.

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No Excise Tax Gross-Ups. None of our NEOs is entitled to Internal Revenue Code Section 280G tax gross-ups or gross-ups for other compensation elements, including for deferred compensation. In 2015 we eliminated a legacy gross-up for COBRA payments under an executive's employment agreement.

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Double-Trigger Change-in-Control Provisions. Each of the change-in-control severance agreements with our NEOs provides for “double-trigger” payments or benefits. As such, contractual change-in-control benefits are payable only in the event of a qualifying termination of employment within a specified period of time after a change-in-control.

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No Option Repricing. Our 2014 Stock Incentive Plan does not permit repricing of stock options or other equity awards without stockholder approval, has no evergreen provision, no liberal share recycling features and does not provide for automatic acceleration of unvested awards in the event of a change-in-control.

•	Annual Advisory Vote to Approve Executive Compensation. We seek to obtain an advisory approval of our executive compensation at each annual meeting of stockholders.

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Appropriate Peer Group and Market Referencing. We utilize a group of peer companies that we believe are appropriate from the perspectives of size (based on, among others, revenue and market capitalization), industry and competitiveness in the labor market. We review and adjust our peer group annually. In 2014, we reviewed it to, among other things, ensure that our peer companies had revenues in the approximate range of 0.5 to 2 times that of our company and a market capitalization in the range of approximately 0.25 to 4 times that of our company. As a result of our annual review, we removed and replaced three companies from the peer group.

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Risk Assessment. We conduct an annual comprehensive risk assessment of our compensation programs. Based on this, we believe that our programs are structured in a manner to motivate strong performance with appropriate risk taking while discouraging excessive risk taking. The details of this risk assessment can be found in the section of this proxy statement under “Governance of the Company - Risk Oversight.”

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Stock Ownership Guidelines. Our NEOs are subject to stock ownership guidelines, which further align the interests of our NEOs with our stockholders and encourage our NEOs to manage from an owner’s perspective. Those of our executives who have been employed by us long enough to be required to meet the guidelines have met our stock ownership guidelines.

Compensation Philosophy and Objectives
How We Determine NEO Compensation
The compensation committee oversees all of our executive compensation programs with the advice from its independent compensation consultant and exercises discretion in taking compensation actions. We generally establish the performance targets for our NEOs during the first quarter of each fiscal year based on our annual operating plan, which is reviewed by our board of directors at that time. Our operating plan reflects what our management and board of directors believe we could achieve if we successfully execute our operational strategies and goals. The financial performance targets used for purposes of executive compensation are generally set based on the operating plan targets for performance. Our compensation decisions also account for published industry survey and peer group data and reflect the individual performance of each executive officer.
Role of our Compensation Committee
Our compensation committee oversees the design and development of our executive compensation programs and determines CEO compensation consistent with the overall objectives of the program. The compensation committee also approves compensation for the other NEOs. For 2014, all members of the compensation committee were independent directors under NASDAQ’s listing standards.
Role of our CEO
Our CEO provides strategic direction for our company, including relating to compensation matters. During 2014, Mr. Hernandez met periodically with the compensation committee and the compensation consultant to discuss changes to our NEO compensation programs, the 2014 Executive Bonus Plan, amendments to outstanding performance vested equity awards, and to make recommendations regarding the form and amount of any changes to the compensation opportunities for the other NEOs. Mr. Hernandez also met with the compensation committee to review the structure of our 2015 executive compensation programs and to evaluate the performance of the other NEOs. The ultimate decisions in 2014 regarding NEO compensation were, however, made by the compensation committee. Our CEO does not participate in our compensation committee’s deliberation or voting on his compensation.
Role of our Independent Compensation Consultant
Each year, our compensation committee engages an independent compensation consultant to advise the compensation committee on executive officer and board compensation. Since October 2009, our compensation committee has worked with PM&P as its independent compensation consultant. PM&P acts primarily as an advisor to our compensation committee, but may also work with management from time to time on matters presented by management to our compensation committee with the knowledge and consent of our compensation committee. Our compensation committee has the sole authority to engage and terminate its compensation consultant.
The nature and scope of the assignments for PM&P for 2014 regarding executive compensation included:

•	reviewing our peer group to determine the appropriateness of its composition;

•	preparing executive compensation pay studies and competitive assessments to compare our executive compensation to our peer group and published industry survey data;

•	reviewing and advising on various performance-based compensation alternatives available for companies whose results are impacted by a restatement; and

•	reviewing and advising on various options with respect to revising performance-based equity awards that had been granted prior to the restatement and our adoption of a new accounting model.
The compensation committee has considered and assessed all relevant factors including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to PM&P. Based on this review, we are not aware of any conflict of interest affecting the work performed by PM&P.
Market Data and Peer Group Analysis
For purposes of comparing our executive compensation program with market practices, our compensation committee, with the assistance of its independent compensation consultant, reviews executive compensation from a peer group of publicly-traded companies, which we refer to as the “Avid Peer Group.”
Our compensation committee periodically reviews the roster of companies included in the Avid Peer Group to confirm that they remain appropriate benchmarks. During its annual review, the compensation committee seeks, to the extent practical, to maintain consistency in the peer group from year to year in the results of the benchmarking process. In 2014, the compensation committee, with the assistance of PM&P, analyzed each prior peer group company to ensure that it still generally fits our selection criteria and that the peer group’s financial summary statistics (the median in particular) are generally aligned with Avid’s current size and financial profile. We focused on companies offering comparable services/products and a similar size to Avid with respect to revenue (approximately 0.5 to 2 times that of our company), market capitalization (approximately 0.25 to 4 times that of our company) and number of employees. As a result of the annual review, the compensation committee removed Dolby Laboratories, Mentor Graphics and National Instruments Corporation from the Avid Peer Group, replacing them with Black Box Corporation, Cray Incorporated and Silicon Graphics International Corporation. For purposes of setting NEO compensation for 2014, the Avid Peer Group consisted of the following companies:

Black Box Corporation	Progress Software Corporation	Rovi Corporation
Cray Inc.	Qlogic Corporation	Silicon Graphics Int'l Corp.
Harmonic Inc.	Quantum Corporation	Synaptics, Inc.
Imation Corp	RealD Inc.	Verint Systems Inc.
Pegasystems Inc.	RealNetworks Inc.
In addition to reviewing the executive compensation practices of companies in the Avid Peer Group, our compensation committee, with the assistance of PM&P, also reviews executive compensation from published industry surveys including The Radford High Technology Executive Compensation Survey for purposes of comparing our executive compensation program with market practices. We refer to these surveys collectively as the “published industry survey data.”
Our compensation committee reviews the executive compensation practices of companies in the Avid Peer Group and published industry survey data to determine whether our executive officers’ base salary, total annual cash compensation and total direct compensation (base salary, annual cash incentive compensation and grant date fair value of equity awards) are within a reasonably competitive range. Our compensation committee uses target percentiles from the Avid Peer Group and published industry survey data as one factor when setting NEO compensation, but also takes into account the experience, performance levels and potential performance levels of the executive officer, challenges facing the company and changes in duties and responsibilities. Our compensation committee believes that if an executive officer makes contributions that enable the company to achieve performance that meets goals established by the compensation committee, then the executive officer should have the opportunity to receive compensation that is competitive with comparable industry norms. Therefore, the compensation committee considers the compensation levels of our executive officers in comparison to the percentiles from survey data for similarly situated executives, but such percentiles do not on their own drive our compensation levels - rather, they are used as a market reference.
Elements of Executive Compensation
Compensation Elements
Our executive compensation program has the following elements:

Element	Description
Base Salary	Fixed annual cash amount based on competitive salary data
Annual Performance-Based Cash Bonuses	Variable annual cash payment based on the achievement of pre-established company goals designed to drive growth, improve profitability and cash flow and ultimately stockholder value
Long-Term Equity Awards	Time-based and performance-based equity awards
Other Benefits and Perquisites
Benefits provided to full-time employees generally (e.g. 401(k), health and insurance benefits, and employee stock purchase plan), and limited non-cash compensation designed to attract and retain NEOs and provide a competitive compensation package

Post-Employment Payments	Contingent in nature and payable only if a NEO’s employment is terminated as specified in employment agreements and offer letters
During turnaround situations, such as the restatement of our financial statements and the significant management and strategic changes we undertook during 2013 and 2014, our compensation committee also evaluates and, if appropriate, implements compensation programs designed to appropriately incentivize executives to complete a significant turnaround when other incentive programs may not properly address the retention concern.

Compensation Mix
In accordance with our pay-for-performance philosophy, the following chart illustrates the 2014 mix of pay for our elements of direct compensation (base salary, target bonus, and annual long-term equity incentive pay) for our NEOs, Messrs. Hernandez, Frederick, Gahagan, Rosica and Duva.
*Does not include payments made under the 2013 Remediation Bonus Plan.
The percentage of long-term equity incentive pay shown for each of Messrs. Gahagan and Duva reflects the grants made to Messrs. Gahagan and Duva in fiscal 2014 on account of their services during fiscal year 2013 when we suspended our annual equity grants pending review of the circumstances surrounding the restatement and evaluation of our compensation programs in the context of the changes in our management. Including the awards made on account of services during fiscal year 2013, approximately 80% of Mr. Hernandez's, 79% of Mr. Frederick's, 79% of Mr. Rosica's, 86% of Mr. Gahagan's and 83% of Mr. Duva's compensation is tied to performance or in the form of equity compensation designed to align with stockholder value. We intend to continue to tie a majority of executive compensation to performance. A description of the equity awards granted to our NEOs is provided below under “The 2014 Executive Compensation Programs in Detail - Long Term Equity Incentive Compensation.”
The 2014 Executive Compensation Program in Detail
Base Salaries
Consistent with our compensation committee’s philosophy of tying executive compensation to our financial performance, our executives receive a relatively small percentage of their overall target compensation in the form of base salary. Base salaries for our executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities.

The only changes in executives' base salary in 2014 were 7.7% increase for Messrs. Hernandez and Duva. Mr. Hernandez's base salary was increased based on individual performance particularly considering the execution against our strategic vision. Mr. Duva's salary was increased considering his individual performance and his compensation position relative to market.
Annual Performance-Based Cash Awards
Each year, we adopt an executive bonus plan that provides for cash incentive payments to our executive officers upon the achievement of certain performance objectives set forth in the plan. The performance objectives are generally reviewed and evaluated based on our annual operating plan. Our executive bonus plans is designed to provide an annual variable cash incentive to motivate participants to achieve company performance objectives and to reward participants for their achievements when those objectives are met. Bonuses for a particular year, if any, are generally determined and paid out on or before March 15th of the subsequent year.
Fiscal Year 2014 Executive Bonus Plan. On March 10, 2014, our compensation committee adopted the 2014 Executive Bonus Plan. This incentive program provided for payment of incentive compensation based on the achievement of the following performance objectives and weightings: (1) Adjusted EBITDA (defined as net income or loss before interest, taxes, depreciation, stock-based compensation and amortization, and adjusted for certain charges including restructuring, restatement, and management change expenses as well as certain other one-time charges), at 50% weighting; (2) bookings (which is an operational metric we use to measure our business and predict future growth), at 30% weighting; and (3) free cash flow (defined as operating cash flow less capital expenditures where operating cash flow excludes certain charges including restructuring, restatement and management change expenses as well as certain other one-time charges), at 20% weighting.
In July 2014, in light of the restatement of our financial statements, the compensation committee reviewed the metrics established at the time of the adoption of the 2014 Executive Bonus Plan based on our annual operating plan in March 2014. The compensation committee determined that the adoption of the new accounting model in the restatement likely would increase the Adjusted EBITDA targeted in the original 2014 operating plan as a result of an increase in deferred revenue attributable to transactions in previous years. Accordingly, the compensation committee determined to increase the 2014 Adjusted EBITDA target levels. The compensation committee took this action to ensure that the metrics used in the 2014 Executive Bonus Plan would reflect the company's targeted performance in 2014.
The table below shows the target levels for each performance metric used in the 2014 Executive Bonus Plan (as modified by the compensation committee in July 2014).

Levels	Adjusted EBITDA (M)(1)	Bookings(1)	Free Cash Flow(2)
Threshold	$31.2	$492.0	$0.0
Target	$62.3	$529.3	$21.8
Maximum	$77.9	$552.5	$33.5
(1) Adjusted EBITDA and bookings targets are set and measured using constant exchange rates in order to eliminate the effects of exchange rate fluctuations and to correlate with our annual operating plan.
(2) Free Cash Flow is set and measured on an "as reported" basis, which reflects actual exchange rates.
Each of the performance objectives had a threshold, target and maximum level of payment opportunity. The target payout level for Messrs. Frederick, Gahagan and Rosica was 100% of their base salaries and for Mr. Duva, 50% of his base salary. In connection with establishing the 2014 Executive Bonus Plan, the compensation committee adjusted the target bonus for Mr. Hernandez, from 100% of his base salary to 125% of his base salary after taking into consideration competitive market data and our desired emphasis on "at risk" compensation. The maximum payment opportunity for each of our executives and other officers was set at 200% of the participant’s target opportunity. Failure to attain the threshold goal for each performance objective would have resulted in forfeiture of the associated opportunity. Payment in excess of 100% of a participant’s target bonus with respect to the Adjusted EBITDA and free cash flow performance objectives could be made only if the threshold bookings performance objective was met. The actual payment amount under the incentive program for 2014 was determined for each participating executive based on our results using three variables: (1) the participant’s annual incentive target opportunity, which is based on a percentage of the participant’s base salary, as described above; (2) the compensation committee’s assessment and certification of our performance compared with the target for each of the above-referenced performance objectives, with any adjustments applied; and (3) relative weightings for each performance objective.
Both at the time our compensation committee approved the 2014 Executive Bonus Plan and when it updated the Adjusted EBITDA targets, it believed each of the target levels was aggressive but achievable. The targets were set based on the company’s annual operating plan as established in February 2014 and updated in July 2014, which, among other things, targeted an increase in bookings and gross margin as well as cost optimization, while at the same time adjusting for the deferred revenue resulting from our new accounting model. The compensation committee chose these metrics because it wanted the performance of our executives to be measured against financial and operational metrics that we use internally to measure our company’s performance, which we believe help drive improved stockholder value. The compensation committee believed that using a combination of these metrics, instead of a single metric, provided a more efficient way to measure our executive team's ability to create sustainable EBITDA growth, particularly during a time when EBITDA growth is further challenged by the run off from the amortization of non-cash deferred revenue from pre-2011 transactions.
Adjusted EBITDA for 2014 (as calculated in accordance with the plan) was $70.15 million, weighted at 50%, bookings for 2014 (as calculated in accordance with the plan) were $514.9 million, weighted at 30%, and free cash flow for 2014 (as calculated in accordance with the plan) was $12.7 million, weighted at 20%. This resulted in payouts of 115.2% of target under the 2014 Executive Bonus Plan.
Other than the adjustment in July 2014 to reflect the anticipated effects of the new accounting model, the compensation committee did not exercise its discretion to make alterations to the amounts determined by the achievement levels of the metrics under the 2014 Executive Bonus Plan.
2013 Remediation Bonus Plan. In 2013, in light of the challenges associated with the significant endeavor required to complete the restatement, our compensation committee, with input from PM&P, reviewed various compensation options available to help retain critical executive talent during the restatement process. Based on this analysis, in July 2013, our compensation committee approved a remediation bonus program with each participant having a potential payout equaling his target bonus. The 2013 Remediation Bonus Plan provided that the executive officer participants would receive individualized cash bonus payments equal to their annual bonus target upon the earlier of (i) the filing of our Annual Report on Form 10-K for the year ended December 31, 2012, (ii) immediately prior to a change-in-control of the company, or (iii) such date on or subsequent to March 31, 2014 as established at the discretion of our compensation committee. Payouts under the 2013 Remediation Bonus Plan to executive officer participants were subject to approval by the compensation committee. The plan also provided that a participant would cease to be eligible for a bonus payment upon ceasing to be an employee of the company.
With the filing of our Form 10-K for the fiscal year ended December 31, 2013, on September 12, 2014, the objectives for payouts under the 2013 Remediation Bonus Plan to our executive officers participating in the plan were met. On September 14, 2014, the compensation committee, after consultations with PM&P, authorized an amendment to the 2013 Remediation Bonus Plan, to increase the aggregate amount of payments to be made pursuant to the plan, including some of our NEOs, from $1.7 million to $2.0 million. This increase reflected the committee's determination that the restatement process was more complex and impacted more periods than anticipated upon original implementation of the 2013 Remediation Bonus Plan and its desire to reward individuals who were instrumental in completing the restatement.

Payouts under 2014 Executive Bonus Plan and 2013 Remediation Bonus Plan. Below are each NEO’s target and actual bonus payouts under the 2014 Executive Bonus Plan, based on the 115.2% achievement of the target performance level, as well as payments pursuant to the 2013 Remediation Bonus Plan.

NEO	2014 Annual Incentive Payout Target	Target (% of base salary)	Actual 2014 Annual Incentive Payout	Remediation Bonus
Louis Hernandez, Jr., Chairman, President and CEO	$875,000	125%	$1,008,000	$650,000
John W. Frederick Executive Vice President, Chief Financial Officer and Chief Administrative Officer	$425,000	100%	$489,600	$550,000
Christopher C. Gahagan Sr. Vice President of Products and Technology	$412,000	100%	$474,624	__
Jeff Rosica Sr. Vice President of Worldwide Field Operations	$375,000	100%	$432,000	__
Jason A. Duva Vice President, General Counsel and Corporate Secretary	$140,000	50%	$161,280	$130,000
2015 Executive Bonus Plan. On February 19, 2015, our compensation committee adopted an Executive Bonus Plan for 2015, which is similar to our 2014 Executive Bonus Plan, using the same performance objectives and weightings as the 2014 Executive Bonus Plan, and setting the targets for our 2015 Executive Bonus Plan using our 2014 Adjusted EBITDA as a baseline. The target and maximum payout levels for each NEO remained unchanged from our 2014 Executive Bonus Plan, and failure to attain the threshold goal for each performance objective results in forfeiture of the associated opportunity. As with the 2014 Executive Bonus Plan, payment in excess of 100% of a participant’s target bonus with respect to the Adjusted EBITDA and free cash flow performance objectives can be made only if the threshold bookings performance objective has been met. The compensation committee continues to believe that using a combination of these metrics, instead of a single metric, provides a more efficient way to measure our executive team's ability to create sustainable EBITDA growth, particularly during a time when EBITDA growth is further challenged by the more than $30 million of revenue and pretax earnings run-off from the amortization of non-cash deferred revenue from pre-2011 transactions. Notwithstanding this run-off, the compensation committee set the 2015 targeted earnings performance at a level meaningfully above our 2014 performance. This effectively means that declining deferred revenues from these transactions will have to be replaced with revenues from new transactions in order to see an increase of Adjusted EBITDA. While the Committee believes the targets to be aggressive, it also believes, given the performance of the management team over the past two years, the targets are achievable and highly aligned with shareholder value creation.
Long-Term Equity Incentive Compensation
Long-term equity incentive compensation is intended to represent the largest portion of total compensation for our executive officers. Generally, our compensation committee awards equity to our executive officers when they join our company or are promoted, in recognition of past performance and for retention purposes. The committee bases these awards on the executive officer’s job level and experience, the requirements and importance of the position, individual contributions, and retention, particularly during a challenging period. The compensation committee also considers compensation for similar roles based on peer group and published industry survey data. Our long-term incentive awards are generally a mix of time and performance-based options and restricted stock units.
2014 Equity Grants. In 2013, we suspended our annual equity grants pending review of the circumstances surrounding the restatement and evaluation of our compensation programs in the context of the changes in our management. If not for the restatement process, we would have granted annual option and RSU awards during the first quarter of calendar years 2013 and 2014, respectively.
Following our review of the circumstances surrounding the restatement and evaluation of our compensation programs in the context of the changes in our management in 2013, and considering the importance of retaining and motivating management and key employees during our ongoing transformation, our compensation committee determined, in May 2014, to reinstitute regular option grants and to make catch up option grants; and in November 2014 after the finalization of the restatement and becoming current with SEC reporting, to reinstitute and make catch-up grants of restricted stock units. Furthermore, in consideration of the facts that (a) RSUs are an important part of our equity incentive package, (b) annual RSUs had not been granted in the ordinary course since 2012, and (c) RSUs had not been granted to newly hired executive officers since February 2013, and in light of the considerations discussed above, our compensation committee determined to make certain time-vested RSUs grants to management and key employees, including certain of our NEOs. A portion of each grant was intended to make up for the fact that annual equity awards were not granted during the restatement period, including at the time they normally would have been granted in 2014.
The following equity grants were made to our NEOs in 2014:

NEO	Title	No. of RSUs (1)	No. of Options(1)(2)	Service Periods Covered	Vesting Start Date
Louis Hernandez, Jr.	Chairman, President and Chief Executive Officer	93,000	348,750	2014	2/12/2014
John W. Frederick	Executive Vice President, CFO and CAO	56,000	210,000	2014	2/12/2014
Jeff Rosica	Sr. Vice President of Worldwide Field Operations	48,000	180,000	2014	2/12/2014
Christopher C. Gahagan	Sr. Vice President of Products and Services	48,000	180,000	2013	2/12/2013
		48,000	180,000	2014	2/12/2014
Jason A. Duva	VP, General Counsel & Corporate Secretary	28,000	105,000	2013	2/12/2013
		28,000	105,000	2014	2/12/2014
(1)The options and RSUs granted are time vested, with 33.3% vesting on the first anniversary of the vesting start date and 8.25% for each three-month period thereafter. The vesting start date for each grant is a date determined by our compensation committee based on the date such grant would have been made in the absence of the restatement.
(2)The stock options have seven-year terms and were granted with an exercise price equal to the higher of (i) the closing price of our common stock on the date of the option grant, and (ii) the closing price of our common stock on the vesting start date. Based on this, the exercise price for (a) the options granted on account of 2013 was set at $7.82 per share (the closing price on the vesting start date, which was February 12, 2013), and (b) all other options was set at $7.40 per share (the closing price on May 14, 2014).

Modification of Performance-Based Equity Awards. The accounting expression of our business activities materially changed due to the restatement of our financial statements and our adoption of a new accounting model. This change in accounting impaired the viability of the performance targets for certain outstanding equity awards granted before the restatement, including those granted to certain of our NEOs, to measure performance in a meaningful way. As originally conceived, these awards were intended to reward executives for execution against specific initiatives that we believed would ultimately drive stockholder value creation. However, due to the change in the accounting expression of our business activities, the original performance targets - which required performance representing an improvement vs. prior year baselines - were no longer relevant since the baseline measurements themselves were fundamentally altered. For example, because of the significant amount of deferred revenue recorded in connection with the restatement, the net equity amounts used in connection with return of equity metrics is now a negative figure. Therefore, declines in operating performance could lead to increased performance vesting, undermining the original intent of the metric. Consequently, in November 2014, our compensation committee, after extensive review and consultation with PM&P, determined to modify the previously granted but unexercised equity grants from performance-based to time-based vesting.
The compensation committee’s decision to modify the awards to time-based vesting was based on the fact that our executive team had executed against a strategy that transformed the business and strongly positioned it for stockholder value creation. The compensation committee strongly believed that management succeeded relative to the overall objective of these performance awards. The compensation committee also predicated the award modification on the timely filing of our Form 10-Q for the quarter ended September 30, 2014.

The modified awards vest over a four-year period, with 25% vesting at the first anniversary of the original grant date and the remaining 75% vesting in equal quarterly installments thereafter, ending on the fourth anniversary of the original grant date. The awards are credited for time already served since the original grant dates. Additionally, all awards are eligible for a one-time performance-based acceleration as determined by the compensation committee based on our 2014 Adjusted EBITDA results (as defined above) as follows:

Adjusted EBITDA (M)(1)	Total Vested(2)
$77.9	100%
$70.1	90%
$62.3	75%
$46.8	60%
$31.2	50%
(1) Adjusted EBITDA is set and measured using constant exchange rates in order to eliminate the effects of exchange rate fluctuations and to correlate with our annual operating plan.
(2) Calculated as a percentage of the original award prior to the modification.
The equity awards of our NEOs that were modified are as follows:

NEO	Options/RSUs	Number Modified	Original Grant Date	Exercise Price of Options
Louis Hernandez, Jr.	Options	437,500	02/11/13	$7.87
John W. Frederick	Options	280,000	02/11/13	$7.87
Christopher C. Gahagan	Options	150,000	07/21/09	$12.84
	RSUs	21,250	02/16/11	N/A
Other than the adjustment in November 2014 to adjust for the anticipated effects of the accounting expression, no adjustments to vesting were made to outstanding equity awards.
Adjusted EBITDA for 2014 was $70.15 million (calculated as indicated above). This resulted in an acceleration of a portion of the original amount of the award, so that following the acceleration 90% of the award was vested. The remaining unvested portion of the award continues to vest at a rate of 6.25% of the original amount of the award each quarter immediately following the acceleration.

NEO*	Options/RSUs	Original Amount of Award	Vested as of the date of the acceleration determination	Accelerated	Remaining Unvested
Louis Hernandez, Jr.	Options	625,000	500,001	62,500	62,499
John W. Frederick	Options	400,000	320,000	40,000	40,000
*Since 100% of the amount of Mr. Gahagan's original award had vested at the time the acceleration determination was made, there was no further acceleration of Mr. Gahagan's award.
Employment and Severance Agreements with our NEOs
Our executive officers are entitled to benefits in the event their employment terminates under specified circumstances. Our compensation committee believes the severance and change-in-control benefits offered are appropriate to properly incentivize the executive during a change-in-control process and also considering the time it is expected to take an executive officer to find alternative employment. Our company also benefits under these arrangements by requiring the executive officer to sign a general release of claims against the company and non-competition and non-solicitation provisions as a condition to receiving severance or change-in-control benefits. Our compensation committee believes these arrangements also protect stockholder interests by enhancing our executive officers’ focus during a potential or actual change-in-control by providing incentives to executive officers to remain with the company despite uncertainties about their future role at the company while a transaction is under consideration or pending.
When we hired Messrs. Hernandez and Frederick on February 11, 2013, our compensation committee negotiated severance terms as part of their employment agreement that the compensation committee believed to be in line with market practices. None of the new compensation packages included any obligation to pay tax gross-ups for severance or other payments.
Mr. Hernandez’s Employment Agreement
Term. Mr. Hernandez's agreement has an initial term ending February 2018. Thereafter the agreement automatically renews for one-year periods so long as neither the company nor Mr. Hernandez provides 180 days prior written notice of intent to terminate. The term of the agreement will also be extended for an additional 12 months in the event of a change-in-control of the company or a potential change-in-control of the company occurring within 12 months prior to the end of the then-current term.
Bonus. Mr. Hernandez’s annual target cash bonus is at least 125% of his annual base salary. His maximum annual cash bonus is 200% of his target bonus.
Other Benefits. Mr. Hernandez is entitled to six weeks vacation, the use of a corporate apartment near our offices in California for business-related purposes, and benefits available to other full-time employees (e.g. 401(k), health insurance benefits, life insurance and employee stock purchase plan).
Severance. The agreement provides that if Mr. Hernandez’s employment is terminated by the company without cause or by him for good reason other than in connection with a change-in-control of the company, he will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year, (i) 12 months base salary (paid in a lump sum), (ii) a bonus equal to 100% plus a pro-rated percentage (based on days elapsed in the current year) of the greater of his highest annual incentive bonus for the prior two years or 100% of his base salary, (iii) an amount equal to 167% of the amount we pay for health benefits for up to 12 months, and (iv) outplacement services. In addition, any time-based vesting equity awards held by Mr. Hernandez will vest as to an additional number of shares equal to the number of shares that would have vested if he had continued working for 12 months after the date of termination. Mr. Hernandez will also generally be entitled to exercise any options for up to twelve months after the termination of his employment.
The agreement also provides that if Mr. Hernandez’s employment is terminated by the company without cause or by him for good reason within 12 months after a change-in-control of the company or during a potential change-in-control period, Mr. Hernandez will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year (i) 18 months base salary (paid in a lump sum), (ii) a bonus equal to 2.5 times, plus a pro-rated percentage (based on days elapsed in the then current year) of, the greater of his highest annual incentive bonus for the prior two years or 100% of his base salary, (iii) an amount equal to 167% of the amount we pay for health benefits for up to eighteen months, and (iv) outplacement services. In addition, all outstanding options and other equity awards held by Mr. Hernandez will vest in full, and Mr. Hernandez will generally be entitled to exercise any options for up to 18 months after the termination of his employment.
In the event of his death or disability, Mr. Hernandez will be entitled to 12 months base salary and his time-based vesting awards will vest as to an additional number of shares equal to the number of shares that would have been vested as of the end of the 12 month period following the date of termination. In addition, Mr. Hernandez would be eligible for a pro-rated portion of any performance-based vesting awards that have not vested, determined based on the company’s actual performance through the end of the performance period. The receipt of severance benefits is conditioned on the executive or his estate signing a release of claims against the company.
Non-compete: Mr. Hernandez is subject to a non-competition obligation extending for either 12 or 18 months after the termination of Mr. Hernandez’s employment, depending upon the circumstances of his termination.
Mr. Frederick’s Employment Agreement
Term. Mr. Frederick's agreement has an initial term ending February 2018. Thereafter the agreement automatically renews for one-year periods so long as neither the company nor Mr. Frederick provides 180 days prior written notice of intent to terminate. The term of the agreement will also be extended for an additional 12 months in the event of a change-in-control of the company or a potential change-in-control of the company occurring within 12 months prior to the end of the then-current term.
Bonus. Mr. Frederick’s annual target cash bonus is at least 100% of his annual base salary. His maximum annual cash bonus is 200% of his target bonus.
Other Benefits. Mr. Frederick is entitled to an annual travel and housing allowance of up to $134,050 subject to normal tax withholding, four weeks vacation, and benefits available to other full-time employees (e.g. 401(k), health insurance benefits, life insurance and employee stock purchase plan).
Severance. The agreement provides that if Mr. Frederick’s employment is terminated by the company without cause or by the executive for good reason other than in connection with a change-in-control of the company, he will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year, (i) 12 months base salary (paid in a lump sum), (ii) a bonus equal to 100%, plus a pro-rated percentage (based on days elapsed in the current year) of, the greater of his highest annual incentive bonus for the prior two years or 100% of his base salary, (iii) an amount equal to 167% of the amount we pay for health benefits for up to 12 months, and (iv) outplacement services. In addition, any time-based vesting equity awards held by Mr. Frederick will vest as to an additional number of shares equal to the number of shares that would have vested if he had continued working for an additional 12 months after the date of termination. Mr. Frederick will also generally be entitled to exercise any options for 12 months after the termination of his employment.
The agreement also provides that if Mr. Frederick’s employment is terminated by the company without cause or by him for good reason within 12 months after a change-in-control of the company or during a potential change-in-control period, Mr. Frederick will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year (i) 18 months base salary (in a lump sum), (ii) a bonus equal to 2.5 times plus a pro-rated percentage (based on days elapsed in the then current year) of the greater of his highest annual incentive bonus for the prior two years or 100% of his base salary, (iii) an amount equal to 167% of the amount we pay for health benefits for up to eighteen months, and (iv) outplacement services. In addition, all outstanding options and other equity awards held by Mr. Frederick will vest in full, and Mr. Frederick will generally be entitled to exercise any options for up to 18 months after the termination of his employment.
In the event of his death or disability, Mr. Frederick will be entitled to 12 months base salary and his time-based vesting awards will vest as to an additional number of shares equal to the number of shares that would have been vested as of the end of the 12 month period following the date of termination. In addition, Mr. Frederick would be eligible for a pro-rated portion of any performance-based vesting awards that have not vested, determined based on the company’s actual performance through the end of the performance period.
The receipt of severance benefits is conditioned on the executive or his estate signing a release of claims against the company.
Non-compete: Mr. Frederick is subject to a non-competition obligation extending for either 12 or 18 months after the termination of Mr. Frederick’s employment, depending upon the circumstances of his termination.
Mr. Gahagan’s Employment Agreement
Term. The original three-year term of Mr. Gahagan’s employment agreement expired July 21, 2012, after which it continues to be automatically renewed for one-year periods so long as neither the company nor Mr. Gahagan provides 180 days prior written notice of intent to terminate. The term of the agreement will also be extended for an additional 12 months in the event of a change-in-control of the company or a potential change-in-control of the company occurring within 12 months prior to the end of the then-current term.
Bonus. The agreement provides that Mr. Gahagan’s annual target cash bonus is at least 100% of his annual base salary. His maximum annual cash bonus is 200% of his target bonus.
Benefits. Mr. Gahagan is entitled to four weeks' vacation, and benefits available to other full-time employees (e.g. 401(k), health insurance benefits, life insurance and employee stock purchase plan).
Severance. The agreement provides that if Mr. Gahagan’s employment is terminated by the company without cause or by the executive for good reason other than in connection with a change-in-control of the company, he will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year, (i) 12 months base salary (paid in accordance with the company’s payroll practices), (ii) a bonus equal to a pro-rated portion of his target bonus multiplied by the actual plan payout factor, provided that such bonuses are paid to executives who remain employed by the company, (iii) an amount based on the amount the Company pays for health benefits for up to 12 months, and (iv) outplacement services. In addition, any time-based vesting equity awards held by the Mr. Gahagan will vest as to an additional number of shares equal to the number of shares that would have vested if he had continued working for an additional 12 months after the following the date of termination. Mr. Gahagan will also generally be entitled to exercise any options for up to 12 months after the termination of his employment.
The agreement also provides that if Mr. Gahagan’s employment is terminated by the company without cause or by him for good reason within 12 months after a change-in-control of the company or during a potential change-in-control period, Mr. Gahagan will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year (i) 18 months base salary (paid in a lump sum if Mr. Gahagan's employment terminates within 12 months after a change-in-control, and otherwise in accordance with the company’s payroll practices), (ii) a bonus equal to 1.5 times, plus the pro-rated percentage (based on days elapsed in the then current year) of, the greater of his highest annual incentive bonus for the prior two years or 100% of his base salary, (iii) the company’s portion of the executive’s COBRA premiums for up to 18 months, and (iv) outplacement services. In addition, all outstanding options and other equity awards held by Mr. Gahagan will vest in full, and Mr. Gahagan will generally be entitled to exercise any options for up to 18 months after the termination of his employment.
In the event of his death or disability, Mr. Gahagan will be entitled to 12 months base salary and his time-based vesting awards will vest as to an additional number of shares equal to the number of shares that would have been vested as of the end of the 12 month period following the date of termination. All performance-based vesting awards that have not vested as of such date of termination shall be forfeited as of such date.
The receipt of severance benefits is conditioned on the executive or his estate signing a release of claims against the company.
Non-compete: Mr. Gahagan is subject to a non-competition obligation extending for either 12 to 18 months after the termination of Mr. Gahagan’s employment, depending upon the circumstances of his termination.
Offer Letters with our Other Current Executive Officers
The employment terms of our other current executive officers are governed by offer letters, which generally provide for the executive’s salary, sign-on bonus, if any, bonus eligibility, initial equity awards, and other benefits. The Executive's annual cash bonus is generally set at a target of 50%-100% of base salary, with a maximum annual cash bonus of 200% of target bonus. Our other executives are entitled to four weeks' vacation, and benefits available to other full-time employees (e.g. 401(k), health insurance benefits, life insurance and employee stock purchase plan).
The offer letters also provide that if we terminate the executive’s employment in the executive's role without cause (as defined in the offer letter), the executive, subject to signing a release of claims against the company, will be entitled to receive, in addition to any unpaid salary and benefits an amount equal to (i) six or twelve months base salary, (ii) pro-rated annual incentive bonus for the year in which the termination occurs, provided that such bonuses are paid to other officers who remained employed by the company, and (iii) comparable benefits for six or twelve months following the termination date. In the event of a termination by the company without cause within 12 months after a change-in-control of the company, the executive is entitled to an additional six months of base pay and vesting of 25% to 100% of any unvested equity awards. The executive is subject to a non-competition obligation extending for either 12 or 18 months after the termination of his or her employment, depending upon the circumstances of his or her termination.
Please see “Compensation Tables - Potential Payments upon Termination or Change-in-Control” for current values of the severance benefits provided to our current NEOs.
Stock Ownership Requirements
Under our stock ownership guidelines, our executive officers are expected to hold our common stock in an amount at least equal to a multiple of their base salary as determined by their position. The guidelines range from one times base salary for certain of our executive officers to three times base salary for our CEO, and our executive officers are expected to comply with them within five years. For purposes of these guidelines, stock ownership includes restricted stock and restricted stock units, but does not include unexercised options. All of our NEOs who have been subject to the requirements for five years have met our stock ownership requirements.

Other Benefits and Perquisites
In general, benefits and perquisites are not a significant part of our compensation program. In special cases, such as in connection with the hiring of executive officers, we have from time to time reimbursed our executive officers for reasonable expenses associated with relocation and associated tax payments and paid sign-on bonuses. We believe these benefits were necessary in order to attract these individuals to join our company and are consistent with market practices.
The only benefits available exclusively to our current executive officers or to certain of our current NEOs are certain lodging and commuting costs for Mr. Frederick, as described above and under “Compensation Tables.” None of our current NEOs is entitled to tax gross-up payments for payments and benefits provided to them. We eliminated legacy gross-up for COBRA payments to one of our executives in 2015. Except for Mr. Hernandez’s use of our corporate apartment near our offices in California for business-related purposes, we do not provide our executive officers with car allowances, financial planning advice, tax preparation services and club memberships. Furthermore, other than under extraordinary circumstances, such as, among others, the security of our executive officers during business trips, we do not offer our executives personal security, and we do not provide our executive officers company planes for personal travel.
Our executive officers are entitled to four weeks vacation, other than Mr. Hernandez who is entitled to six weeks, and are eligible to participate in all of our U.S. employee benefit plans, in each case on the same basis as other U.S. employees who work at least 20 hours per week. These benefits include health and dental insurance, life and disability insurance, and a 401(k) plan. We match 50% of the employee contributions to our 401(k) plan up to a maximum of 6% of the participating employee’s eligible compensation, resulting in a maximum company match of 3% of the participating employee’s eligible compensation, subject to certain additional statutory age-based dollar limitations. We also offer an employee stock purchase plan that allows participants to purchase shares of our common stock at a 15% discount from the fair market value of our common stock at the end of each applicable offering period.
Non-Qualified Deferred Compensation
Historically, our executive officers, along with our U.S.-based vice presidents and members of our board of directors, were eligible to participate in a non-qualified deferred compensation plan, which we established to provide participants with the opportunity to defer the receipt of up to 60% of their base salary and all or a portion of their bonuses or director’s fees, as applicable. As of December 31, 2014, we had an obligation of $1.25 million under the plan. Effective with respect to compensation for services performed after 2013, we have indefinitely suspended the non-qualified deferred compensation plan and have not offered any of our employees or directors an opportunity to participate in it.
Tax and Accounting Considerations
In structuring our executive compensation programs, our compensation committee takes into account the impact of various tax and accounting rules, including the impact of Section 409A, Section 280G and Section 162(m) of the Internal Revenue Code, as well as Accounting Standards Codification (ASC) Topic 718.
In particular, Section 162(m) places a limit of $1,000,000 per person on the amount of compensation that a public company may deduct in any year with respect to its chief executive officer and the three most highly compensated NEOs employed by the company at the end of the year (other than the company’s chief financial officer). However, some forms of performance-based compensation are excluded from the $1,000,000 deduction limit if certain requirements are met. Our compensation committee has not adopted a policy requiring all executive compensation to be fully deductible. However, our compensation committee reviews the potential impact of section 162(m) periodically and, if consistent with its goals of sustained profitability and creation of long-term stockholder value, may seek to structure executive officer compensation to allow deductions under Section 162(m). Our compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the Section 162(m) limitation when it believes these payments are appropriate.
Salaries and time-based restricted stock awards for our NEOs generally do not qualify as performance-based compensation, but stock options are generally intended to qualify as deductible performance-based compensation. Other compensation will qualify as performance-based compensation in some cases (e.g. certain performance-based restricted stock and restricted stock units), but not in all cases. For example, payments under our annual bonus plan and remediation bonus plan, restricted stock units (including performance-based restricted stock units that were changed in 2014) and discretionary bonuses for past performance, generally will not qualify for the performance-based exemption. Neither the company nor the compensation committee warrants that any compensation payable to an executive or other employee will be deductible.
Compensation Committee Report
The following report of the compensation committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation by language in any such filing.
The compensation committee consists of four non-employee directors: Robert M. Bakish, Elizabeth M. Daley, Youngme E. Moon and John H. Park, each of whom is independent under NASDAQ listing standards. The compensation committee has certain duties and powers as described in its charter adopted by the board of directors. A copy of the charter can be accessed from the corporate governance page in the investor relations section of the company’s website at www.avid.com.
The compensation committee has reviewed and discussed with management the disclosures contained in the section of this proxy statement, entitled “Executive Compensation - Compensation Discussion and Analysis.” Based on this review and discussion, the compensation committee recommended to our board of directors that the section entitled “Executive Compensation - Compensation Discussion and Analysis” be included in this proxy statement for our annual meeting.

Compensation Committee Robert M. Bakish, Chair Elizabeth M. Daley Youngme E. Moon John H Park

COMPENSATION TABLES
Summary Compensation Table
The following table presents information regarding compensation of each of the NEOs during 2014, 2013 and 2012. A description of our compensation policies and practices as well as a description of the components of compensation payable to our named executive officers is included above under “Executive Compensation - Compensation Discussion and Analysis.”

Name and Principal Position		Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Louis Hernandez, Jr.(6)	2014	$700,000	$650,000	$954,180	$3,214,395	$1,001,000	$10,915	$6,530,490
Chairman, President and Chief Executive Officer	2013	$562,500	$435,000	$786,000	$2,418,624	$637,000	$389,890	$5,229,014
John W. Frederick(6)	2014	$425,000	$550,000	$574,560	$2,017,325	$486,200	$140,141	$4,193,226
Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2013	$367,788	$150,000	$510,900	$1,551,232	$416,500	$166,531	$3,162,951
Christopher C. Gahagan	2014	$412,000	—	$1,202,985	$1,322,180	$471,328	$3,886	$3,412,379
Senior Vice President of	2013	$412,000	—	—	—	$403,760	$1,393	$817,153
Products and Technology	2012	$412,000	—	$351,000	$609,840	$117,173	$1,393	$1,491,406
Jeff Rosica(6)	2014	$375,000	—	$492,480	$543,924	$429,000	$1,932	$1,842,336
Senior Vice President of Worldwide Field Operations	2013	$360,577	—	$153,000	$327,574	$361,459	$274,420	$1,477,030
Jason A. Duva	2014	$280,000	$130,000	$574,560	$621,527	$160,160	$8,450	$1,774,697
Vice President, General Counsel and Corporate Secretary	2013	$260,000	—	—	—	$127,400	$8,203	$395,603
	2012	$240,000	—	$234,000	$262,450	$23,150	$7,964	$767,564
(1) Bonus: The amounts shown reflect (a) payments to Messrs. Hernandez, Frederick and Mr. Duva under our 2013 Remediation Bonus Plan, see "Annual Performance-Based Cash Awards," and (b) a sign-on bonus for Messrs. Hernandez and Frederick in 2013.
(2) Stock Awards: See the tables below “Outstanding Equity Awards at 2014 Fiscal Year End” for details on vesting of the awards.
This column was prepared assuming none of the RSUs will be forfeited. The amounts reflected in this column do not reflect actual value realized by the NEO, but represent the aggregate grant date fair value of RSU awards as well as the incremental fair value of certain RSUs previously granted and subsequently modified. The fair value of RSU awards (both with time- and performance-based vesting) is based on the intrinsic value of the awards at the date of grant, as the awards have a purchase price of $0.01 per share. The RSU awards that were modified in 2014 were calculated based on the incremental intrinsic value of the modification ($218,025 for Mr. Gahagan). The calculations were made in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718, Compensation-Stock Compensation as described in Note L, “Capital Stock,” of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014. In all cases, the amounts reflected above represent the maximum fair value of the performance-based portion of such options as of the date of grant, assuming payout were to occur based on the achievement of maximum performance, except with respect to the RSUs that vest based on a performance-based schedule tied to our stock price and the incremental improvement in our annual return on equity over a base-year amount.
(3) Option Awards: Please see the tables below “Outstanding Equity Awards at 2014 Fiscal Year End” for details on vesting of the awards.
This column was prepared assuming none of the options will be forfeited. The amounts reflected in this column do not reflect actual value realized by the NEO, but represent the aggregate grant date fair value of options granted as well as the incremental fair value of certain options previously granted and subsequently modified. The fair value of option awards (both with time- and performance-based vesting) is determined using the Black-Scholes option pricing model. The option awards that were modified in 2014 and 2012 were calculated based on the incremental fair value of the modification (Mr. Hernandez: $2,160,542 (2014), Mr. Frederick: $1,382,747 (2014), and Mr. Gahagan: $256,796 (2014) and $88,800 (2012). The calculations were made in accordance with FASB ASC Topic 718, Compensation-Stock Compensation as described in Note L, “Capital Stock,” of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014. In all cases, the amounts reflected above represent the maximum fair value of the performance-based portion of such options as of the date of grant, assuming payout were to occur based on the achievement of maximum performance, except with respect to the options that vest based on a performance-based schedule tied to our stock price and the incremental improvement in our annual return on equity over a base-year amount.
(4) Non-equity Incentive Plan Compensation: These amounts were paid pursuant to the terms of our executive bonus plans for 2014, 2013 and 2012. For a summary of how bonuses were calculated under these bonus plans, see "Annual Performance-Based Cash Awards.”
(5) All Other Compensation: Includes the following for each of the NEOs:

Name	Year	Relocation Benefit(a)	Reimbursement for Taxes(b)	Lodging(c)	Commuter Allowance(d)	Company Match on 401(k)	Imputed Income for Group Term Life Insurance	Other(e)
Louis Hernandez, Jr.	2014	—	—	—	—	$7,800	$3,115	—
	2013	$365,000	—	—	—	$4,500	$1,719	$18,671
John W. Frederick	2014			$62,500	$72,000	$3,433	$2,208
	2013	$50,000	—	$51,708	$63,000	—	$1,823	—
Christopher C. Gahagan	2014	—	—	—	—	$1,750	$2,136	—
	2013	—	—	—	—	—	$1,393	—
	2012	—	—	—	—	—	$1,393	—
Jeff Rosica	2014	—	—	—	—	—	$1,932	—
	2013	$173,131	$99,474	—	—	—	$1,815	—
Jason A. Duva	2014	—	—	—	—	$7,800	$650	—
	2013	—	—	—	—	$7,650	$553	—
	2012	—	—	—	—	$7,500	$464	—
(a) Pursuant to their employment agreements or offer letters, Messrs. Hernandez, Frederick and Rosica each received a one-time relocation bonus of $365,000, $50,000 and $173,131, respectively, when they joined our company in early 2013.
(b) These amounts represent tax reimbursements that Mr. Rosica received in connection with his relocation expense reimbursement.
(c) Pursuant to the terms of Mr. Frederick’s employment agreement, Mr. Frederick is entitled to an annual allowance of $62,050 for the purpose of obtaining and maintaining a residence in the Greater Boston area.
(d) Pursuant to the terms of Mr. Frederick’s employment agreement, Mr. Frederick is entitled to a monthly allowance for travel and living expenses of $6,000.
(e) Mr. Hernandez: This represents payment to Mr. Hernandez as an outside director until his appointment as President and CEO in February 2013 in the amount of $18,671. In 2012, Mr. Hernandez received payment for his services as an outside director in a total amount of $187,000 in addition to the annual option and restricted stock unit grant made to our outside directors. Mr. Hernandez is required to spend significant time in California, where we have substantial operations and customers.  Accordingly, as provided in his employment agreement, Mr. Hernandez is entitled to use a company-leased apartment in California in lieu of hotel expenses while conducting company business.  The apartment is available to other company executives throughout the year.  While Mr. Hernandez made occasional personal use of the company apartment in 2014, there was no incremental cost to us.
(6) Messrs. Hernandez and Frederick joined our company in February 2013, and Mr. Rosica joined our company in January 2013.

Grants of Plan-Based Awards for Fiscal Year 2014
The following table sets forth information regarding all plan-based awards granted to our NEOs during the fiscal year ended December 31, 2014. The awards to our NEOs were granted under our 2014 Stock Incentive Plan and our Amended and Restated 2005 Stock Incentive Plan and are also reported in the table entitled "Outstanding Equity Awards at 2014 Fiscal Year-End." For additional information regarding the equity and non-equity incentive plan awards, please refer to “The 2014 Executive Compensation Program in Detail - Annual Performance-Based Cash Awards" and -"-Long-Term Equity Incentive Compensation.”

Name	Grant Date	Approval Date	Estimated Potential Payout Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(6)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Total Fair Value of Stock and Option Awards(6)
			Threshold	Target	Maximum
Louis Hernandez, Jr.
(1)			$437,500	$875,000	$1,750,000
(2)	5/14/2014	5/14/2014					348,750	$7.40	$1,053,853
(3)	11/13/2014	11/13/2014					437,500	$7.87	$2,160,542
(4)	11/13/2014	11/13/2014				93,000			$954,180
John W. Frederick
(1)			$212,500	$425,000	$850,000
(2)	5/14/2014	5/14/2014					210,000	$7.40	$634,578
(3)	11/13/2014	11/13/2014					280,000	$7.87	$1,382,747
(4)	11/13/2014	11/13/2014				56,000			$574,560
Christopher C. Gahagan
(1)			$206,000	$412,000	$824,000
(2)	5/14/2014	5/14/2014					180,000	$7.40	$521,550
(5)	5/14/2014	5/14/2014					180,000	$7.82	$543,924
(3)	11/13/2014	11/13/2014					150,000	$12.84	$256,706
(3)	11/13/2014	11/13/2014				21,250			$218,025
(4)	11/13/2014	11/13/2014				96,000			$984,960
Jeff Rosica
(1)			$187,500	$375,000	$750,000
(2)	5/14/2014	5/14/2014					180,000	$7.40	$543,924
(4)	11/13/2014	11/13/2014				48,000			$492,480
Jason A. Duva
(1)			$70,000	$140,000	$280,000
(2)	5/14/2014	5/14/2014					105,000	$7.40	$304,238
(5)	5/14/2014	5/14/2014					105,000	$7.82	$317,289
(4)	11/13/2014	11/13/2014				56,000			$574,560

(1)
These awards represent estimated potential payouts under our 2014 Executive Bonus Plan. Bonus awards under this plan are determined as the result of formulae contained in the plan, which are described in detail under “Annual Performance-Based Cash Awards.”

(2)	These time-vested options were awarded in May 2014. For a summary of the vesting schedule for fiscal year 2014, see the section titled "Long-Term Equity Incentive Compensation."

(3)
This reflects the November 2014 modification to amend the outstanding performance-based awards to time-based awards. For a summary of the modifications, see the section titled "Long-Term Equity Incentive Compensation -Modification of Performance Based Awards."

(4)
These time-vested RSUs were awarded in November 2014. For a summary of the vesting schedule and the performance results for fiscal year 2014, see the section titled "Long-Term Equity Incentive Compensation - 2014 Equity Grants."

(5)
These time-vested options were awarded in May 2014 on account of the executive's services in 2013 when we suspended our normal equity granting practices as a result of the restatement. For a summary of the vesting schedule and the performance results for fiscal year 2014, see the section titled "Long-Term Equity Incentive Compensation - 2014 Equity Grants." The exercise price for these options was set at the price equal to the higher of (i) the closing price of our common stock on the date of the option grant, and (ii) the closing price of our common stock on the vesting start date. Based on this, the exercise price for the options granted on account of 2013 was set at $7.82 per share (the closing price on the vesting start date, which was February 12, 2013).

(6) This column was prepared assuming none of the awards will be forfeited. The amounts reflected in this column do not reflect actual value realized by the NEO, but represent the aggregate grant date fair value of awards as well as the incremental fair value of certain previously granted and subsequently modified awards. The calculations were made in accordance with FASB ASC Topic 718, Compensation-Stock Compensation as described in Note L, “Capital Stock,” of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014.
Outstanding Equity Awards at 2014 Fiscal Year End
The following tables set forth information regarding the outstanding equity awards held by each of our NEOs at December 31, 2014.
Outstanding Option Awards at December 31, 2014

Name	Number of Securities Underlying Unexercised Options-Exercisable(1)	Number of Securities Underlying Unexercised Options-Unexercisable	Option Exercise Price	Option Expiration Date
Louis Hernandez, Jr.
(2)	10,000	—	$24.59	2/27/2018
(2)	7,000	—	$14.15	5/28/2016
(2)	7,000	—	$14.69	5/4/2017
(2)	3,000	—	$16.50	6/10/2018
(2)	3,000	—	$7.22	5/15/2019
(3)	43,750	56,250	$7.87	2/11/2020
(4)	187,500	—	$7.87	2/11/2020
(5)	273,438	164,062	$7.87	2/11/2020
(6)	—	348,750	$7.40	5/14/2021
John W. Frederick
(3)	28,438	36,562	$7.87	2/11/2020
(4)	120,000	—	$7.87	2/11/2020
(5)	175,000	105,000	$7.87	2/11/2020
(6)	—	210,000	$7.40	5/14/2021
Christopher C. Gahagan
(3)	50,000	—	$12.84	7/21/2016
(3)	68,750	31,250	$11.71	2/24/2019
(5)	150,000	—	$12.84	7/21/2016
(6)	—	180,000	$7.40	5/14/2021
(6)(7)	105,008	74,992	$7.82	5/14/2021
Jeff Rosica
(3)	16,188	20,812	$7.66	1/7/2020
(4)	63,000	—	$7.66	1/7/2020
(6)	—	180,000	$7.40	5/14/2021
Jason A. Duva
(3)	4,000	—	$13.41	6/15/2016
(3)	3,500	—	$17.04	4/15/2017
(3)	3,500	—	$25.46	12/17/2017
(3)(a)	5,500	500	$22.05	4/1/2018
(3)	17,188	7,812	$11.71	2/24/2019
(4)	25,000	—	$11.71	2/24/2019
(6)	—	105,000	$7.40	5/14/2021
(6)(7)	61,254	43,746	$7.82	5/14/2021

(1)	See "Potential Payments upon Termination or Change-in-Control" for a description of acceleration of these awards.

(2)	These options granted to Mr. Hernandez were granted during his term as an outside director.

(3)	Time-based options of which any unvested portion vests in quarterly installments of 6.25% of the original amount of the option award.
(3)(a) Time-based options of which any unvested portion vests in monthly installments of 2.083% of the original amount of the option award.

(4)
These options vested based on performance in 2012 and 2013. As a result of the delay in publishing our financial statements for fiscal years 2012 and 2013, the compensation committee did not make initial vesting determinations for fiscal years 2012 and 2013. However, with the filing of our Form 10-K for fiscal year ended December 31, 2013 on September 12, 2014, the compensation committee made fiscal years 2012 and 2013 vesting determinations on September 14, 2014 given the financial statements for those fiscal years were then available. For fiscal years 2012 and 2013, our annual ROE was -22% and -16.7%, respectively. For fiscal years 2012 and 2013, our annual operating margin was 15.7 % and 11.4%.

As a result, the performance-based options vested as follows:
Messrs. Hernandez and Frederick. The portion vesting for performance-based options for measured against the baseline ROE was 0%. However, for fiscal year 2013, ROE improvement was measured at +5.3%. Therefore, the portion vesting for performance-based options for Messrs. Hernandez and Frederick measured against ROE percentage point improvement was 30% for fiscal year 2013, or 187,500 and 120,000 options, respectively.
Messrs. Rosica, and Duva: The performance-based options granted to Messrs. Rosica and Duva that vested based on ROE and operating margin targets, vested in full for Messrs. Rosica for 2013 (63,000), and Duva for 2012 (25,000).

(5)
The options remaining outstanding after the determination of vesting based on our financials for fiscal years 2012 and 2013, were modified from performance-based and market based to time-based (credited for time already served since the original grant date) vesting with a one-time performance-based acceleration as determined by the compensation committee based on our 2014 Adjusted EBITDA results as described in "Long-Term Equity Incentive Compensation - 2014 Equity Grants." In March 2015, the compensation committee made a determination of acceleration based on or financials for fiscal year 2014 and a portion of the outstanding modified options were accelerated with the remaining continuing to vest on a time based schedule, all as described in "Long-Term Equity Incentive Compensation - 2014 Equity Grants."

(6)
The options granted are time vested, with 33.3% vesting on the first anniversary of the vesting start date and 8.25% for each three-month period thereafter. The vesting start date for each grant is a date determined by our compensation committee based on the date such grant would have been made in the absence of the restatement. For more detail on these option grants see "Long-Term Equity Incentive Compensation - 2014 Equity Awards."

(7)	These options were granted on account of 2013.
Outstanding Stock Awards at December 31, 2014

Name	Number of Shares or Units of Stock that Have Not Vested(1)(2)	Market Value of Shares or Units of Stock that Have Not Vested(3)
Louis Hernandez, Jr.	149,250	$2,120,843
John W. Frederick	92,562	$1,315,306
Christopher C. Gahagan	75,340	$1,070,581
Jeff Rosica	53,625	$762,011
Jason A. Duva	42,790	$608,046

(1)	See "Potential Payments upon Termination or Change-in-Control" for a description of acceleration of these awards.

(2)
Time-based RSUs vest as follows: (i) 25% of the shares vest on the first anniversary of the grant date and the remaining 75% vest in equal installments of 6.25% every three months thereafter ending on the fourth anniversary of the grant date, or (ii) 33.3% vesting on the first anniversary of the vesting start date (as determined by our compensation committee based on the date such grant would have been made in the absence of the restatement) and 8.25% for each three-month period thereafter.

(3)
This amount was determined by multiplying the total number of shares of common stock underlying the restricted stock units by $14.21, the closing price of our common stock on NASDAQ on December 31, 2014.

Option Exercises and Stock Vested for Fiscal Year 2014
The following table sets forth the number of restricted stock units that vested for our NEOs in 2014 and the aggregate dollar amount realized by our NEOs upon the vesting of the restricted stock units.

Name	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting(4)
Louis Hernandez, Jr.	43,750	$326,625
John W. Frederick	28,438	$212,311
Christopher C. Gahagan(1)(2)	71,987	$715,095
Jeff Rosica(1)	14,375	$135,938
Jason A. Duva(1)	28,835	$287,860
(1) A portion of these RSUs vested based on performance in 2012 and 2013. As a result of the delay in publishing our financial statements for fiscal years 2012 and 2013, the compensation committee did not make initial vesting determinations for fiscal years 2012 and 2013. However, with the filing of our Form 10-K for fiscal year ended December 31, 2013 on September 12, 2014, the compensation committee made fiscal years 2012 and 2013 vesting determinations on September 14, 2014 given the financial statements for those fiscal years were then available. For fiscal years 2012 and 2013, our annual ROE was -22% and -16.7%, respectively. For fiscal years 2012 and 2013, our annual operating margin was 15.7% and 11.4%. As a result, the performance-based RSUs granted to Messrs. Rosica, Gahagan and Duva that vested based on ROE and operating margin targets, vested in full based on the company's financial statements in 2013 for Mr. Rosica (10,000 RSUs) and 2012 for Messrs. Gahagan (15,000 RSUs) and Duva (10,000 RSUs).
(2) 21,250 of Mr. Gahagan's RSUs were modified from performance-based and market-based to time-based vesting with a one-time performance-based acceleration as determined by the compensation committee based on our 2014 Adjusted EBITDA results as described in "Long-Term Equity Incentive Compensation - 2014 Equity Grants." Since the RSUs were credited for time already served since the original grant date), all of Mr. Gahagan's modified grants had vested as of December 31, 2014.
(3) This amount represents the total number of shares that vested; however, the company withheld a portion of the shares to satisfy minimum tax withholding obligations.
(4) This amount was determined by multiplying the total number of shares of common stock underlying the restricted stock units by the closing price of our common stock on NASDAQ on the date the RSUs vested.
None of our NEOs exercised options in 2014.
Potential Payments Upon Termination or Change-in-Control
Potential Payments Upon Termination Other Than Following a Change-in-Control
The following table sets forth the estimated benefits that each of our NEOs, would be entitled to receive upon termination of his or her employment with our company (other than a termination in connection with a change-in-control of our company) if our company terminated the NEO’s employment without cause or the NEO terminated his or her employment for good reason, as provided for in his or her executive employment agreement or offer letter. These disclosed amounts assume that the NEO’s employment terminated on December 31, 2014. The amounts disclosed in the table are estimates only and do not necessarily reflect the actual amounts that would be paid to our NEOs, which amounts would only be known at the time that they become eligible for payment following their termination. During 2014, we made no changes to the severance benefits provided to our NEOs, but the table below reflects a revisions to the pro ration calculation used for fiscal year 2013 to better reflect language of each NEOs employment agreement. In order for a NEO to be eligible to receive any of the payments and benefits detailed in the below table, he or she must execute a general release of claims against our company, excluding any claims relating to the company’s obligations with respect to certain severance payments, and continue to abide by the non-competition and non-solicitation obligations in accordance with the terms of his employment.

Named Executive Officer	Severance Amount(1)	Early Vesting of Stock Options(2)	Early Vesting of Restricted Stock and Restricted Stock Units(2)	Other(3)	Total
Louis Hernandez, Jr.	$2,100,000	$1,544,008	$1,125,421	$40,525	$4,809,954
John W. Frederick	$1,275,000	$937,311	$694,664	$40,680	$2,947,655
Christopher C. Gahagan	$824,000	$1,160,966	$715,779	$26,323	$2,727,068
Jeff Rosica	$750,000	—	—	$15,377	$765,377
Jason A. Duva	$280,000	—	—	$7,669	$287,669

(1)
For Messrs. Hernandez and Frederick, this amount reflects the sum of (i) annual base salary in effect on the date of termination and (ii) the product of the termination bonus (the highest of the executive’s base salary or annual incentive bonus for either of the past two years) and one hundred percent plus a pro-ration percentage reflecting the portion of the fiscal year the executive served.

For Mr. Gahagan, this amount reflects the sum (i) annual base salary in effect on the date of termination and (ii) target annual cash incentive compensation for the year of termination multiplied by the actual plan payout factor and a pro-ration percentage reflecting the number of months during the year the executive served (the table above reflects an assumed payout ratio at target bonus). Messrs. Hernandez, Frederick and Gahagan are entitled to the payment if they are terminated without cause or if they terminate their employment for good reason.
For Messrs. Rosica and Duva, this amount represents (i) twelve and six months annual base salary, respectively, in effect on the date of termination and (ii) target annual cash incentive compensation for the year of termination multiplied by the actual plan payout factor and a pro-ration percentage reflecting the number of months during the year the executive served (the table above reflects an assumed payout ratio at target bonus). Messrs. Duva and Rosica are entitled to the payment if they are terminated in the role set forth in their offer letters without cause.
Payments to Messrs. Hernandez and Frederick are to be made in a lump sum, and payment in respect of base salary to the other NEOs shall be made in installments, in accordance with the company’s payroll practices.

(2)
Messrs. Hernandez, Frederick and Gahagan are entitled to one-year acceleration of vesting with respect to time-based equity held on the assumed termination date, December 31, 2014. This amount equals (i) with respect to options, the number of shares underlying the time-based option that would have vested based on the acceleration multiplied by the difference between $14.21, the closing price of our common stock on NASDAQ on December 31, 2014 and the exercise price of such option and (ii) with respect to RSUs, the number of shares of restricted stock units that would have vested based on the acceleration multiplied by $14.20, representing the closing price of our common stock on NASDAQ on December 31, 2014 less $0.01 per share.

(3)
Includes (i) $15,000 for outplacement services for Messrs. Hernandez, Frederick and Gahagan, and (ii) payments in lieu of medical benefits continuation for each NEOs as follows: 12 months for each of Mr. Hernandez: $25,525, Mr. Frederick: $25,680, Mr. Gahagan: $11,323, Mr. Rosica: $15,377, and six months for Mr. Duva: $7,699. For Messrs. Hernandez and Frederick, payment in lieu of medical benefits equals 167% of the company’s portion of such coverage.

Potential Payments Upon Termination Following a Change-in-Control or During a Potential Change-in-Control
The following table sets forth the estimated benefits that each of our NEO who remained employed by the company as of December 31, 2014 would be entitled to receive if his or her employment were terminated by us without cause or if he or she terminates his or her employment with us for good reason within 12 months after a change-in-control of our company, or with respect to Messrs. Hernandez, Frederick and Gahagan, during a potential change-in-control, as provided for in his or her executive employment agreement or offer letter. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to our NEOs, which would only be known at the time that they become eligible for payment and would only be payable if a change-in-control of our company were to occur. The table below reflects the amount that could be payable under the various arrangements assuming that the change-in-control of our company (or with respect to Messrs. Hernandez, Frederick and Gahagan, during a potential change-in-control of our company) occurred on December 31, 2014 and the NEO’s employment was immediately terminated. During 2014 we made no changes to the severance benefits provided to our NEOs, but the table below reflects a revisions to the pro ration calculation used for fiscal year 2013 to better reflect the language of each NEOs employment agreement. In order for a NEO to be eligible to receive any of the below payments and benefits, he or she must execute a general release of claims against our company, excluding any claims relating to the company’s obligations with respect to certain severance payments, and continue to abide by the non-competition and non-solicitation obligations in accordance with the terms of his employment.

Named Executive Officer	Severance Amount(1)	Early Vesting of Stock Options(2)	Early Vesting of Restricted Stock and Restricted Stock Units(2)	Other(3)	Total
Louis Hernandez, Jr.	$3,500,000	$3,771,766	$2,119,350	$53,288	$9,444,404
John W. Frederick	$2,125,000	$2,327,603	$1,314,380	$53,520	$5,820,503
Christopher C. Gahagan	$1,648,000	$1,783,124	$1,069,828	$43,363	$4,544,315
Jeff Rosica	$937,500	$340,530	$190,369	$15,377	$1,483,776
Jason A. Duva	$420,000	$253,529	$151,905	$7,669	$833,103

(1)
For Messrs. Hernandez and Frederick, this amount reflects the sum of (i) 1.5 times the sum of the annual base salary in effect on the date of termination plus the termination bonus (the highest of the executive’s base salary or annual incentive bonus for either of the past two years), and (ii) the product of the termination bonus and one hundred percent plus a pro ration percentage reflecting the portion of the fiscal year the executive served.

For Mr. Gahagan, this amount reflects the sum of (i) 1.5 the sum of the annual base salary in effect on the date of termination plus the termination bonus (the highest of the executive’s base salary or annual incentive bonus for either of the past two years), and (ii) the product of the termination bonus and a pro ration percentage reflecting the portion of the fiscal year the executive served (the table above reflects an assumed payout ratio at target bonus).

Messrs. Hernandez, Frederick and Gahagan are entitled to the payment if they are terminated without cause or if they terminate their employment for good reason within the times specified above.
For Messrs. Rosica and Duva, this amount represents (i) 18 and 12 months annual base salary, respectively, in effect on the date of termination (ii) target annual cash incentive compensation for the year of termination multiplied by the actual plan payout factor and a pro-ration percentage reflecting the number of months during the year the executive served (the table above reflects an assumed payout ratio at target bonus). Messrs. Duva and Rosica are entitled to the payment if they are terminated in the role set forth in their offer letter without cause.
Payments to Messrs. Hernandez and Frederick are to be made in a lump sum; payment in respect of base salary to Messrs. Rosica and Duva shall be made in installments, in accordance with the company’s payroll practices; and this amount will be paid to Mr. Gahagan in a lump sum if his employment terminates within one year after a change-in-control, and installments if his employment terminates during a potential change-in-control.

(2)
Messrs. Hernandez, Frederick and Gahagan are entitled to full acceleration of vesting with respect to unvested equity awards held on the assumed termination date. Messrs. Duva and Rosica are entitled to acceleration of 25% of unvested equity award held on the assumed termination date. This amount equals (i) with respect to options, the number of shares underlying the time-based option that would have vested based on the acceleration multiplied by the difference between $14.21, the closing price of our common stock on NASDAQ on December 31, 2014 and the exercise price of such option and (ii) with respect to RSUs, the number of shares of restricted stock units that would have vested based on the acceleration multiplied by $14.20, representing the closing price of our common stock on NASDAQ on December 31, 2014 less $0.01 per share.

(3)
Includes (i) $15,000 for outplacement services for Messrs. Hernandez, Frederick and Gahagan and (ii) payments in lieu of medical benefits continuation for each NEOs as follows, 18 months for each of Mr. Hernandez: $38,288, Mr. Frederick: $38,250, Mr. Gahagan: $28,363, Mr. Rosica: $15,377, and six months for Mr. Duva: $7,699. For Messrs. Hernandez and Frederick, payment in lieu of medical benefits equals 167% of the company’s portion of such coverage, and with respect to Mr. Gahagan, until the amendment of his employment agreement in 2015, such amount was required to be grossed up.

Potential Payments Upon Termination Due to Death or Disability
Upon termination of employment due to death or disability, each NEO or his or her estate would be entitled to receive an amount equal to his or her annual base salary in effect on the date of death or disability and an additional 12 months of vesting on all time-based unvested options, restricted stock and restricted stock units. Upon death or disability, each of the following NEOs who remained employed by the company as of December 31, 2014 or his estate would be entitled to receive the following amounts: Mr. Hernandez: $3,369,429, Mr. Frederick: $2,056,975 and Mr. Gahagan: $2,288,745. These amounts represent the following for each of the NEOs: (i) his or her annual base salary in effect on the date of death or disability (Mr. Hernandez: $700,000, Mr. Frederick: $425,000, and Mr. Gahagan: $412,000) plus (ii) the value to the NEO of 12 months of acceleration of time-based unvested options, restricted stock and restricted stock unit as set forth in the table entitled "Potential Payments Upon Termination Other Than Following a Change-in-Control."

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information with respect to stock options and other equity awards under our equity compensation plans as of December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted‑Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders(3)	6,310,190	$10.93	3,267,184
Equity Compensation Plans Not Approved by Security Holders(4)	65,801	$36.91	0
Total	6,375,991	$11.20	3,267,184

(1)	Includes only stock options and restricted stock units outstanding under our equity compensation plans since no warrants or other rights were outstanding as of December 31, 2014.

(2)	The weighted average exercise price or outstanding options does not take into account restricted stock units, which have a de minimis purchase price.

(3)
Includes our 1993 Director Stock Option Plan, as amended; Second Amended and Restated 1996 Employee Stock Purchase Plan, as amended; 1997 Stock Incentive Plan, as amended; Amended and Restated 2005 Stock Incentive Plan, and 2014 Stock Incentive Plan.

(4)	Includes our 1997 Stock Option Plan; 1998 Stock Option Plan; Amended and Restated 1999 Stock Option Plan.
The following are summaries of our equity compensation plans that have not been approved by our stockholders:
1997 Stock Option Plan.  Our 1997 Stock Option Plan was adopted by our board of directors in December 1997 and provides for the grant of non-statutory stock options for up to 1,000,000 shares of common stock. As of December 31, 2013, there were 4,820 shares reserved for issuance upon the exercise of outstanding options granted under this plan. No shares are available for future issuance under the plan.
1998 Stock Option Plan.  Our 1998 Stock Option Plan was adopted by our board of directors in December 1998 and provides for the grant of non-statutory stock options for up to 1,500,000 shares of common stock. As of December 31, 2013, there were 9,362 shares reserved for issuance upon the exercise of outstanding options granted under this plan. No additional shares will be issued under the plan.
Amended and Restated 1999 Stock Option Plan.  Our Amended and Restated 1999 Stock Option Plan was adopted by our board of directors in November 1999 and provides for the grant of non-statutory stock options for up to 4,750,000 shares of common stock, of which up to 500,000 shares may be issued as restricted stock. As of December 31, 2013, there were 83,034 shares reserved for issuance upon the exercise of outstanding options granted under this plan. No additional shares will be issued under the plan.
The 1997, 1998 and 1999 plans contain provisions addressing the consequences of a change-in-control of our company. If our company undergoes a change-in-control, we must provide that all outstanding options are either assumed or substituted for by the acquiring or succeeding corporation. If the acquiring or succeeding corporation does not assume or substitute for the outstanding options, then our board of directors must either cash out or accelerate the options to make them fully exercisable prior to the change-in-control.

PROPOSAL 2 - NON-BINDING ADVISORY VOTE TO APPROVE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS
Proposal Summary
In accordance with Section 951 of the Dodd-Frank Act and Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in the section titled “Executive Compensation - Compensation Discussion and Analysis” and in the compensation tables and any related narrative discussion contained in this proxy statement.
As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by our company or board of directors (or any committee thereof), create or imply any change to the fiduciary duties of our company or board of directors (or any committee thereof), or create or imply any additional fiduciary duties for our company or board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future executive compensation decisions.
As we describe in detail in the “Executive Compensation - Compensation Discussion and Analysis,” we believe our executive compensation program embodies a pay for performance philosophy that advances our business strategy and aligns the interests of our executives with our stockholders. Fiscal year 2014 proved to be a year of several positive milestones with the completion of the restatement process on September 12, 2014 through the filing of our Form 10-K for fiscal year ended December 31, 2013, becoming current with our SEC reporting obligations and the relisting of our common stock on NASDAQ on December 8, 2014. Throughout 2014 we maintained the focus on continued innovation for our customers and reasserted our commitment to being a strategic leader for the media industry.
Significant milestones of 2014 include:

•
Completion of the Restatement Process. We have completed the accounting evaluation commenced in early 2013 and we have restated our consolidated financial statements as of December 31, 2011 and for the year then ended and become current with our reporting obligations.

•
Relisting on NASDAQ. Following the completion of the Restatement Process, our common stock was relisted on NASDAQ and on December 8, 2014. This was an important milestone in our transformational process and offers our current and future Avid stockholders improved access to our common stock.

•	Execution on New Strategy: During 2014, our management team continued to execute on the three pillars of our strategic vision:

◦
Avid Everywhere, which was introduced in April 2013, to integrate existing products onto one single platform and from that platform launch new products that were more strategically relevant to the market and can be used as a basis for growth through cross-selling an up-selling high-margin products and accessing a growing market through subscription and cloud offerings;

◦	The Avid Advantage, which complements Avid Everywhere by offering a new standard in service, support and education to enable our customers to derive more efficiency from their Avid investment; and

◦
The Avid Customer Association, or ACA, which as created in September 2013, and is an association run for and by a dedicated group of media community visionaries, thought leaders and users. The ACA is designed to provide essential strategic leadership to the media industry, facilitate collaboration between Avid and key industry leaders and visionaries, and deepen relationships between our customers and us.

During this transformation, our compensation committee has focused on designing our executive compensation programs to align with shareholder value and ensure that we are focused on executing on our transformation to create shareholder value.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our philosophy, policies and practices as described in this Proxy Statement. Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the stockholders of Avid Technology, Inc. approve, on an advisory basis, our named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.
Board Recommendation
Our board of directors recommends that our stockholders vote to approve our compensation for our named executive officers by voting FOR the resolution above in Proposal 2.

PROPOSAL 3 - RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal Summary
Our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Deloitte & Touche LLP has served as our independent registered public accounting firm since January 2014 and has been reappointed by the audit committee for the fiscal year ending December 31, 2015. We are asking stockholders to ratify our audit committee’s selection.
Although stockholder ratification of the selection of Deloitte & Touche LLP is not required by law, our board of directors believes that it is advisable to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our audit committee will reconsider the selection of Deloitte & Touche LLP for the ensuing fiscal year. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our company’s and our stockholders’ best interests.
Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from our stockholders.
Board Recommendation
Our board of directors recommends that our stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Independent Registered Public Accounting Firm Fees
The following table summarizes the aggregate fees and related expenses paid by us to Deloitte & Touche LLP, for professional services rendered for the audit of the financial statements for the year ended December 31, 2014 and 2013. Deloitte & Touche LLP served as our independent registered public accounting firm commencing January 7, 2014 when our audit committee engaged Deloitte & Touche LLP as our independent registered public accounting firm and dismissed Ernst & Young LLP.

	2013	2014
Audit Fees	$9,275	$3,300
Audit-Related Fees	-	$275
Tax Fees	-	$230
All Other Fees	-	-
Total	$9,275	$3,805
Audit Fees. The audit fees listed were for professional services rendered by Deloitte & Touche LLP in connection with work done in preparation of the audits of the consolidated financial statements included in the Forms 10-K for fiscal year ended December 31, 2013 and December 31, 2014, audit of our internal control over financial reporting as of December 31, 2013 and December 31, 2014, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, subsidiary audits, issuance of consents, and assistance with the review of documents filed with the SEC and in 2013 for statutory audits. For 2013, the audit fees includes tax fees for services detailed below. All of these services were approved by our audit committee.
Audit Related Fees. The audit related fees listed for 2014 were for services related to statutory audits of our foreign subsidiaries. All of these services were approved by our audit committee.
Tax Fees. The tax fees listed for 2014 were for services related to tax compliance, tax advice and tax planning services. Tax compliance services include primarily the preparation or review of original and amended tax returns. Tax advice and tax planning services relate to tax advice concerning mergers and acquisitions, a U.S. research tax credit study, legal entity restructuring, consultations regarding transfer pricing, tax assistance provided to expatriate employees and other general tax advice. All of these services were approved by our audit committee.
As discussed above, Ernst & Young LLP served as our independent registered public accounting firm until January 7, 2014 when our audit committee engaged Deloitte & Touche LLP as our independent registered public accounting firm and dismissed Ernst & Young LLP.
Pre-Approval Policies and Procedures
Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee. Any pre-approved audit or non-audit services are detailed as to the particular type of services to be provided and are generally subject to a maximum dollar amount.
Audit Committee Report
The audit committee assists our board in its oversight of our financial reporting process. The audit committee’s responsibilities are more fully described in its charter, which can be accessed from the corporate governance page in the investor relations section of the company’s website at www.avid.com.
The audit committee has reviewed the company’s audited consolidated financial statements for the fiscal year ended December 31, 2014 and has discussed these consolidated financial statements with management. The company’s management is responsible for internal controls and the financial reporting process. The audit committee regularly discusses the reports relating to internal control over financial reporting submitted to the audit committee by the internal auditor, who has unrestricted access to the audit committee. The company’s independent registered public accounting firm is responsible for performing an independent audit of (i) the company’s consolidated financial statements, and (ii) the effectiveness of the company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), and for issuing reports thereon.
The audit committee reviewed and discussed with the independent registered public accounting firm the audited consolidated financial statements for the fiscal years ended December 31, 2014 and the matters required to be discussed by the auditing standards of the Public Company Accounting Oversight Board.
The independent registered public accounting firm provided the audit committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the committee has discussed with the independent registered public accounting firm its independence from the company.
Based on its discussions with the company’s management and the independent registered public accounting firm, as well as its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the board that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Audit Committee
George H. Billing, Chair Elizabeth M. Daley Nancy Hawthorne

BENEFICIAL OWNERSHIP INFORMATION
Security Ownership of Certain Beneficial Owners and Management
The following table provides information with respect to the beneficial ownership of our common stock as of January 31, 2015 (unless otherwise noted) by:

•	each person known by us to beneficially own (or have a right to acquire within 60 days) more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each executive officer named in the "Summary Compensation Table" (each a “named executive officer,” or “NEO”); and

•	all of our directors and executive officers as a group.
Percentage ownership calculations are based on 39,306,322 shares of common stock outstanding as of January 30, 2015.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(1),(2)
Greater than 5% Stockholders
Blum Capital Partners, L.P.(3) 909 Montgomery Street, Suite 400 San Francisco, CA 94133	7,241,549	18.3%
Wells Fargo & Company(4) 610 Newport Center Drive, #1000 Newport Beach, CA 92660	3,006,193	7.7%
Dimensional Fund Advisors LP(5) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,313,849	5.9%
Directors(6)
Robert M. Bakish	304,886	*
George H. Billings	61,500	*
Elizabeth M. Daley	48,000	*
Nancy Hawthorne	81,189	*
Youngme E. Moon	71,500	*
John H. Park	50,379	*
Named Executive Officers(6)
Louis Hernandez, Jr.	803,456	2.01%
John F. Frederick	481,715	1.21%
Christopher C. Gahagan	536,187	1.35%
Jeff Rosica	140,210	*
Jason A. Duva	189,381	*
All directors and 2014 executive officers as a group	2,846,145	6.85%
*Less than 1%

(1)
The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. The persons named in the table have, to our knowledge, sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.

(2)
Any shares that a person or entity has the right to acquire within 60 days after January 31, 2015 are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that person or entity, but not for the purpose of calculating the percentage ownership of any other person or entity.

(3)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13D/A filed with the SEC by Blum Capital Partners LP and various entities affiliated with him on October 12, 2012. As of September 28, 2012, Blum Capital Partners L.P. and various entities affiliated with it had shared dispositive power and voting power over 7,241,549 shares.

(4)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G filed with the SEC by Wells Fargo & Company and various entities affiliated on February 5, 2015. As of December 31, 2014, Wells Fargo & Company and various entities affiliated with it had shared dispositive power over 3,006,193 shares and shared voting power over 2,550,293 shares.

(5)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP and various entities affiliated on February 5, 2015. As of December 31, 2014, Dimensional Fund Advisors LP and various entities affiliated with it had shared dispositive power over 2,313,849 shares and shared voting power over 2,296,854 shares.

(6)
Includes the following shares of Common Stock subject to options exercisable or restricted stock units vesting within 60 days after January 31, 2015: Mr. Bakish: 20,000, Mr. Billings: 37,000, Dr. Daley: 37,000, Ms. Hawthorne: 56,689, Dr. Moon: 47,000, Mr. Park:15,000, Mr. Hernandez: 758,774, Mr. Frederick: 462,515, Mr. Gahagan: 455,018, Mr. Rosica: 130,251, and Mr. Duva: 165,366; and all current directors, and executive officers as a group: 2,846,145.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. To our knowledge, based solely on a review of copies of reports filed by the persons required to file these reports and written representations from those persons, we believe that all reports required to be filed pursuant to Section 16(a) were timely filed with respect to the year ended December 31, 2014.

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